UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended

December 31, 2025

ARK7 PROPERTIES ADVANCE LLC

(A DELAWARE SERIES LIMITED LIABILITY COMPANY)

(Exact name of issuer as specified in its charter)

Delaware	93-3960285
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1 Ferry Building, Ste 201

San Francisco, CA 94111

(Full mailing address of principal executive offices)

415-275-0701

(Issuer's telephone number, including area code)

Series #TPVS2, Series #ESMYO, Series #6MWZZ, Series #BULMO, Series #ICBTL, Series #NETKE, Series #DJGLA, Series #HEEMV, Series #8S8XK, Series #IDUG0, Series #LOZV7, Series #9WWAJ, Series #UZMTK, and Series #JVI51

(Title of each class of securities issued pursuant to Regulation A)

I

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

THE INFORMATION CONTAINED IN THIS REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THIS REPORT, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

In this Annual Report, "we," "us," "our" or "our company", shall refer to Ark7 Properties Advance LLC. All of the series of our company may collectively be referred to in this Annual Report as the "series" and each, individually, as a "series." The membership interests of all series described above may collectively be referred to in this Annual Report as the "shares" and each, individually, as a "share". Ark7 Inc., a Delaware corporation ("Ark7") will serve as the asset manager responsible for managing each Series' Underlying Asset (the "Asset Manager") as described in the Asset Management Agreement between Ark7 Inc. and each series of Ark7 Properties Advance LLC. Ark7 will serve as the Managing Member responsible for the day-to-day management of the company and each registered series.

II

ITEM 1. DESCRIPTION OF BUSINESS

Company Overview - Our Mission

Ark7 Properties Advance LLC, a Delaware series limited liability company, was established on October 12, 2023 to expand access to real estate investment opportunities, allowing a broader audience to participate in the financial benefits of property ownership. Our mission is to build a reliable and accessible platform that democratizes real estate investment.

Ark7 Properties Advance LLC is managed and fully controlled by Ark7. As discussed further in the Series Limited Liability Company Agreement of Ark7 Properties Advance LLC dated March 17, 2022 (the "Operating Agreement"), Ark7 is the Managing Member of Ark7 Properties Advance LLC. Ark7 was incorporated in the State of Delaware on June 26, 2018. Ark7 operates a digital platform for real estate investment, making it simpler for investors to engage in property ownership. Ark7 acquires residential properties and conveys them to a Series of the Company to be offered to investors through the Ark7 platform. Ark7 believes this model enables investors to diversify their investment across various properties, helping to manage risk without the need for direct property management or mortgage commitments.

Ark7 performs all aspects of sourcing, analyzing, maintaining, and managing the properties we acquire. The Ark7 team conducts comprehensive evaluations of each potential property investment, examining a variety of financial, market, and demographic characteristics to inform our acquisition strategies. Each investment we make represents not only a financial opportunity but also a commitment to the communities where Ark7 properties are located. By investing in these areas, we contribute alongside our investors to community development and growth. As our network of engaged, like-minded investors expands, so too does our ability to access new investment and residential opportunities, enhancing value for our stakeholders and the communities we serve.

Series LLC Structure

Each property that Ark7 Properties Advance LLC acquires is held within a distinct series of our Delaware series limited liability company structure, created specifically to acquire and manage that residential property. Each series may own its specific property through a wholly-owned subsidiary, which is structured as a limited liability company under the laws of the state where the property is located.

As a Delaware series limited liability company, Ark7 Properties Advance LLC structures its operations so that the debts, liabilities, obligations, and expenses associated with a particular series are segregated and only enforceable against the assets of that series, as provided under Delaware law. This setup allows for financial and legal separation across different investments within our portfolio.

Ark7 Properties Advance LLC plans for each series to initially be treated as a corporation for U.S. federal income tax purposes, aiming for tax efficiency. However, if a series' real estate and potential income streams suggest that REIT status would be beneficial, we may elect to have that series taxed as a separate REIT. This approach allows us to consider the tax advantages specific to REITs, which may include benefits for our investors.

Should REIT status not be suitable, we may opt for the series to be taxed as a partnership. This alternative would involve using Schedule K-1 for tax reporting, which allows income, losses, deductions, and credits to pass through directly to investors, facilitating transparency in their personal tax obligations.

Our company focuses on the identification, acquisition, marketing, and management of individual residential properties, with each managed within its own series. This dedicated structure supports our efforts to manage the value of every single property for our investors effectively.

Investment Objectives

Ark7 Properties Advance LLC aims to offer its investors a range of carefully considered investment objectives, including:

  Consistent Cash Flow: Generating steady income from our managed properties.
  Value Growth: Fostering long-term capital appreciation through strategies that employ moderate to no leverage.
  Capital Preservation: Focusing on the preservation of capital through meticulous property selection and management practices.

While we strive to meet these objectives, it is important for investors to understand that the achievement of these goals cannot be guaranteed. The value of assets may fluctuate, and Ark7 Properties Advance LLC does not assure that the investment objectives will be achieved.

Investment Criteria

Ark7 Properties Advance LLC is committed to a strategic acquisition approach, focusing on properties that meet the following well-defined criteria as determined by Ark7:

  Property Type: Single-family homes that align with our investment philosophy and management capabilities.
  Price Range: Properties priced between $150,000 and $1,000,000, allowing us to diversify our portfolio and cater to a broad market segment.
  Condition of Properties: Homes requiring little to no improvement post-acquisition, which helps in quick turnaround for rental readiness and reduces initial capital expenditure.
  Location Criteria: Properties located in desirable travel destinations or adjacent to universities. These locations typically benefit from consistent rental demand, potentially boosting the property's income-generating capability.

These criteria are designed to identify properties that are well-positioned to generate value for our investors through both steady rental income and potential for long-term appreciation. As we refine our acquisition strategy and respond to market conditions, these criteria may evolve to better align with our investment objectives and market opportunities.

Investment Strategy - Market Opportunities

Ark7 Properties Advance LLC's investment strategy is centered around the acquisition, management, and strategic operation of residential properties situated in vibrant and growing cities across the United States as determined by Ark7. Our approach is to identify and invest in markets that possess strong potential for long-term property value appreciation.

  Acquisition: We target properties that align with our investment criteria to ensure they meet our standards for potential return on investment.
  Management: Once acquired, each property is managed with an emphasis on maintaining high occupancy rates and enhancing the tenant experience, which supports sustained revenue generation.
  Selective Leverage: We utilize leverage to amplify cash on cash returns while maintaining a conservative debt profile, thereby managing financial risk effectively.
  Disposition: Properties are periodically reviewed for potential sale opportunities, especially when they reach peak valuation, in line with our strategic goal of capitalizing on market conditions to realize gains.

By focusing on dynamic urban environments where demographic trends indicate growth and resilience, Ark7 Properties Advance LLC aims to secure a portfolio of properties that are not only profitable but also benefit from the broader economic and social vibrancy of their respective locales. This strategic market focus is intended to maximize opportunities for our investors, though as with any investment, there are inherent risks and returns are not guaranteed.

Investment Process

Ark7 Properties Advance LLC utilizes a structured investment process to ensure that each property we consider aligns with our strategic objectives and investment criteria:

  Sourcing: Ark7, in collaboration with local real estate professionals, employs analysis tools to identify various investment opportunities. These opportunities range from individual homes listed on the MLS, newly constructed rental communities, and exclusive off-market deals, often sourced through a network developed by Ark7 in the industry.
  Due Diligence: Each potential investment undergoes an evaluation against our investment criteria. Our due diligence process focuses on the specifics of the chosen geographic and sub-market areas, assessing factors like local rental market dynamics and their potential impacts on property values. We perform analyses that include projected rental rates based on local comparables, property values, and an examination of risks such as title discrepancies, structural issues, and environmental hazards.
  Property Review: After due diligence, Ark7 reviews pertinent data and makes a decision to proceed with or halt the property acquisition.
  Property Acquisition and Renovation: Properties are acquired directly by our managed series utilizing related party and third-party debt financing, adhering to established acquisition protocols. Post-acquisition, necessary renovations are carried out to ensure the property meets our standards for rental readiness. This process is managed to minimize downtime and prepare the property for prompt leasing.
  Ongoing Management: Ark7 is responsible for maintaining property records, overseeing maintenance, managing tenant interactions, and ensuring compliance with local regulations. It also handles the listing and booking of properties on rental platforms like Zillow and Apartments.com.

Our Managing Member maintains comprehensive control over all investment decisions, guided by our overarching investment objectives and leverage policies.

Operating Policies

Credit Risk Management: Each Series is exposed to varying levels of credit and special hazard risk. The Managing Member assesses and monitors credit risk and other loss-related risks associated with each investment. The Managing Member will oversee the overall credit risk and provision for loss levels.

Additional Borrowings: Each series may explore financing or refinancing existing debt, including mortgages, with additional debt financing, either from an affiliate or a third party. Any third-party mortgages or debt instruments entered into by a series, or the company on behalf of a series, will likely be secured directly or indirectly by a security interest in the title of the property and other assets of the series.

Asset Management Fee

The Asset Manager will be entitled to an annual asset management fee from each series, calculated as 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement.

Operating Expenses

Each series within Ark7 Properties Advance LLC will bear the costs and expenses associated with its activities, including but not limited to:

  Management fees, audit expenses, and report preparation costs for the series property.
  Insurance premiums.
  Withholding or transfer taxes, as well as governmental fees.
  Legal fees and settlement costs for litigation or regulatory matters related to the series.
  Fees for a third-party registrar and transfer agent, if appointed.
  Indemnification payments.
  Interest or financing expenses.
  Potential HOA or association fees.
  Regulatory or permitting fees for operating short-term rentals.
  Costs for third-party services engaged by the Asset Manager.
  Any other expenses deemed as Operating Expenses by the Asset Manager.

The Managing Member will cover its own ordinary expenses. If Operating Expenses exceed the series property's revenues and cannot be covered by reserves, the Managing Member may either pay the expenses without seeking reimbursement, loan the amount to the series with reasonable interest, or issue additional interests in the series to cover the shortfall.

Conflicts of Interest

Conflicts of interest may exist now or arise in the future involving the manager, its affiliates, and our officers and/or directors who also hold positions with the Managing Member. These conflicts could include:

  Our executive officers serve as officers of other entities affiliated with the Managing Member. This could lead to conflicts regarding agreements and arrangements with the manager and its affiliates, potentially affecting the terms negotiated.
  Our executive officers are not obligated to allocate specific time to our affairs, which may result in competition for their attention between our business and other ventures managed by the manager or its affiliates. Consequently, we may not receive the level of support we would if managed internally.
  Some or all series acquiring properties from the manager or its affiliates. The Managing Member may acquire, repair, and improve properties before reselling them to a series at a price determined by the manager or its affiliate, possibly at a premium. This arrangement may lead to a misalignment of interests between the manager and the series or its investors.
  The possibility of the Managing Member establishing additional vehicles with similar investment goals, potentially resulting in overlapping objectives. If we have sufficient capital, properties suitable for us will be allocated accordingly.
  The Managing Member conducts promotions allowing investors to rent series properties at reduced rates for marketing purposes. While this could enhance the Company's visibility, it might reduce rental income and property performance.
  The Managing Member's limited responsibilities as outlined in the operating agreement, with no liability beyond specified duties. We are obligated to reimburse and indemnify the manager and its affiliates for expenses and losses, except in cases of egregious misconduct, potentially exposing us to poor performance or losses for which the Managing Member would not be held responsible.

ITEM 2. MANAGEMENT''S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of the financial statements and financial condition of Ark7 Properties Advance LLC and results of its operations together with: (i) its financial statements and related notes appearing at the end of this Offering Circular and (ii) the pro forma consolidated financial statements appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the company's current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this Offering Circular.

Overview

Ark7 Properties Advance LLC was formed on October 12, 2023 ("Inception") in the State of Delaware. Ark7 Properties Advance LLC is an investment vehicle which intends to enable investors to own fractional ownership of a specific real estate property. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

Ark7 is the company's Managing Member. As the company's Managing Member, it will manage the company's day-to-day operations. Ark7 is also the Managing Member of each Series and the Asset Manager of each Series and will manage each property that a Series acquires.

Emerging Growth Company

If the company becomes subject to the ongoing reporting requirements of the Exchange Act, we will qualify as an "emerging growth company" under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

  have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
  comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
  submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our interests that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1.07 billion in non-convertible debt during the preceding three year period.

Operating Results - year ended December 31, 2025 and 2024

Revenues are generated at the series level. For the year ended December 31, 2025 and 2024, the Series aggregated together generated $255,490 and $50,052, respectively, in revenues.

These revenues were generated by rental income across each Series as set out below:

Series	Gross Rental Income as of December 31, 2025	Gross Rental Income as of December 31, 2024
#6MWZZ	$ 16,900	$ 0
#8S8XK	$ 0	$ 0
#9WWAJ	$ 38,460	$ 0
#BULMO	$ 40,509	$ 9,600
#DJGLA	$ 25,097	$ 2,764
#ESMYO	$ 14,018	$ 87
#HEEMV	$ 27,507	$ 2,822
#ICBTL	$ 26,518	$ 6,654
#IDUG0	$ 0	$ 0
#JVI51	$ 12,000	$ 0
#LOZV7	$ 0	$ 0
#NETKE	$ 20,940	$ 5,875
#TPVS2	$ 27,085	$ 22,250
#UZMTK	$ 6,456	$ 0

Over this same period, each series incurred expenses from operations of the series, as well as professional expenses related to undertaking the Series offering. Expenses from operations of the properties, such as utilities, repairs and maintenance, insurance, and property tax amounted to:

Series	Expenses Relating to Operating of the Property as of December 31, 2025	Expenses Relating to Operating of the Property as of December 31, 2024
#6MWZZ	$ 4,547	$ 1,108
#8S8XK	$ 5,006	$ 0
#9WWAJ	$ 12,760	$ 0
#BULMO	$ 15,133	$ 7,881
#DJGLA	$ 11,175	$ 2,775
#ESMYO	$ 4,830	$ 1,054
#HEEMV	$ 16,046	$ 3,373
#ICBTL	$ 12,961	$ 4,168
#IDUG0	$ 4,890	$ 0
#JVI51	$ 6,171	$ 0
#LOZV7	$ 4,998	$ 0
#NETKE	$ 3,627	$ 2,505
#TPVS2	$ 12,817	$ 7,443
#UZMTK	$ 5,460	$ 0

When including all expenses, such as legal and professional fees, general and administrative expenses, depreciation, and interest expense to Ark7, against revenues during this period, resulted in net income of the following:

Series	Net Income (Loss) as of December 31, 2025	Net Income (Loss) as of December 31, 2024
#6MWZZ	$ (21,101)	$ (7,734)
#8S8XK	$ (41,161)	$ (229)
#9WWAJ	$ (31,867)	$ 0
#BULMO	$ (47,192)	$ (24,459)
#DJGLA	$ (22,531)	$ (8,714)
#ESMYO	$ (21,433)	$ (7,929)
#HEEMV	$ (22,623)	$ (9,425)
#ICBTL	$ 3,753	$ (34,359)
#IDUG0	$ (23,507)	$ (229)
#JVI51	$ (48,717)	$ 0
#LOZV7	$ (50,829)	$ (229)
#NETKE	$ (15,554)	$ (4,015)
#TPVS2	$ 4,532	$ (28,280)
#UZMTK	$ (20,677)	$ 0

Liquidity and Capital Resources

Each Series has allocated funds to establish property management reserves. These funds are designed to mitigate future financial uncertainties associated with property-related expenses, including maintenance, repairs, enhancements, or unanticipated costs. The aim is to maintain the properties in satisfactory condition, prevent financial strain, and preclude the necessity for immediate supplementary contributions from investors or owners due to substantial, unexpected expenses. As of December 31, 2025, the balance of the property management reserve by Series was:

Series	Cash and Property Management Reserve as of December 31, 2025
#6MWZZ	$ (1,099)
#8S8XK	$ 0
#9WWAJ	$ 7,456
#BULMO	$ 6,588
#DJGLA	$ 1,026
#ESMYO	$ 0
#HEEMV	$ 0
#ICBTL	$ 0
#IDUG0	$ 0
#JVI51	$ 928
#LOZV7	$ 0
#NETKE	$ 1,540
#TPVS2	$ 0
#UZMTK	$ (485)

An additional $0 of cash is held by Ark7 Properties Advance LLC that is not assigned to a specific series.

Down Payment Loan Payables

The Parent Company provide initial funding required for property acquisitions and structured this as a down payment loan to APAL and its series. Borrowers are authorized to use the Parent Company's bank checking account for property acquisition purpose.

Series #6MWZZ

On October 8, 2024, the APAL - Series #6MWZZ executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #6MWZZ borrowed $220,000 at 10% interest with a maturity of October 7, 2025. The loan was paid off in 2025, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $1,477 and $5,123, respectively.

Series #8S8XK

On January 9, 2025, the APAL - Series #8S8XK executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #8S8XK borrowed $220,000 at 10% interest with a maturity of January 8, 2026. The loan was paid off in 2025, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $6,600 and $0, respectively.

Series #9WWAJ

On February 28, 2025, the APAL - Series #9WWAJ executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #9WWAJ borrowed $290,000 at 10% interest with a maturity of February 27, 2026. The loan was paid off in 2025, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $12,236 and $0, respectively.

Series #BULMO

On August 19, 2024, the APAL - Series #BULMO executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #BULMO borrowed $640,000 at 10% interest with a maturity of August 18, 2025. The loan was paid off in 2025, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $0 and $18,745, respectively.

Series #DJGLA

On September 26, 2024, the APAL - Series #DJGLA executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #DJGLA borrowed $255,000 at 10% interest with a maturity of September 25, 2025. The loan was paid off in 2025, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $3,544 and $6,777, respectively.

Series #ESMYO

On October 8, 2024, the APAL - Series #ESMYO executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #ESMYO borrowed $230,000 at 10% interest with a maturity of October 7, 2025. The loan was paid off in 2025, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $0 and $5,356, respectively.

Series #HEEMV

On September 26, 2024, the APAL - Series #HEEMV executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #HEEMV borrowed $260,000 at 10% interest with a maturity of September 25, 2025. The loan was paid off in 2025, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $890 and $6,910, respectively.

Series #ICBTL

On August 9, 2024, the APAL - Series #ICBTL executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #ICBTL borrowed $280,000 at 10% interest with a maturity of August 8, 2025. The loan was paid off in 2024, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $0 and $8,745, respectively.

Series #IDUG0

On January 9, 2025, the APAL - Series #IDUG0 executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #IDUG0 borrowed $220,000 at 10% interest with a maturity of January 8, 2026. The loan was paid off in 2025, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $10,476 and $0, respectively.

Series #JVI51

On July 30, 2025, the APAL - Series #JVI51 executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #JVI51 borrowed $430,000 at 10% interest with a maturity of July 29, 2026. The loan was paid off in 2025, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $12,900 and $0, respectively.

Series #LOZV7

On January 9, 2025, the APAL - Series #LOZV7 executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #LOZV7 borrowed $220,000 at 10% interest with a maturity of January 8, 2026. The loan was paid off in 2025, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $16,287 and $0, respectively.

Series #NETKE

On September 20, 2024, the APAL - Series #NETKE executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #NETKE borrowed $250,000 at 10% interest with a maturity of September 19, 2025. The loan was paid off in 2025, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $0 and $5,271, respectively.

Series #TPVS2

On October 12, 2023, the APAL - Series #TPVS2 executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #TPVS2 borrowed $230,000 at 10% interest with a maturity of October 11, 2024. The loan was paid off in 2024, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $0 and $13,359, respectively.

Series #UZMTK

On August 11, 2025, the APAL - Series #UZMTK executed a Loan Agreement from the Parent Company. According to the Loan Agreement, the APAL - Series #UZMTK borrowed $420,000 at 10% interest with a maturity of August 10, 2026. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2025 and 2024 was $0 and $0, respectively, and is included in related party debt, current on the accompanying balance sheet. The interest expenses incurred in the year ended December 31, 2024 was $14,610 and $0, respectively.

Trend Information

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the series properties, our ability to acquire and manage single family rentals and the success of our current and future offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

  Recent increases in interest rates may have a negative effect on the demand for our offerings due to the attractiveness of alternative investments.
  The continuing increase in prices in the United States housing market may result in difficulties in sourcing properties and meeting demand for our offerings.
  Continued increases in remote work arrangements may lead to greater rental activity in our target markets.

ITEM 3. DIRECTORS AND OFFICERS

In accordance with the Operating Agreement and the Series Designation, Ark7 Inc. serves as the initial member, the Managing Member of Ark7 Properties Advance LLC, and the Asset Manager for each Series.

Issuer	Managing Member	Asset Manager
Ark7 Properties Advance LLC - Series #TPVS2	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #ESMYO	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #6MWZZ	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #BULMO	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #ICBTL	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #NETKE	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #DJGLA	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #HEEMV	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #8S8XK	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #IDUG0	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #LOZV7	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #9WWAJ	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #UZMTK	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Advance LLC - Series #JVI51	Ark7 Inc.	Ark7 Inc.

Executives and Directors

Ark7 Inc. is operated by the following executives and directors all work for the company on a full-time basis.

Name (Board of Directors & Executive Officers)	Position	Age	Term of Office (If indefinite, give date appointed)	Full Time/Part Time
Yizhen Zhao	CEO	35	October 2018 - Present	Full Time
Yujian Weng	CTO	37	December 2020 - Present	Full Time
Ling Yang	CCO	31	December 2020 - Present	Full Time

Yizhen Zhao, CEO and Co-Founder

Yizhen Zhao is currently the co-founder and Chief Executive Officer of Ark7. He has served in this position since October 2018. Prior to that, he worked as Software Engineers/Architecture Leads at Uber from 2017 to 2019, LinkedIn from 2014 to 2017, Twitter from 2013 to 2014, and Google from 2010 to 2013. He studied Computer Science at Shanghai Jiaotong University from 2006 to 2010 and received multiple Champion rewards for participating in international computer programming contests.

Yujian Weng, CTO and Co-Founder

Yujian Weng is currently the co-founder and Chief Technology Officer of Ark7. He has served in this position since December 2020. Prior to that, he was Senior Director, Connected Vehicle Services at NIO from 2016 to 2019. In this position, he was responsible for lead design and development of NIO Connected Car Platform. Previously, he led an ads & content personalization team at Cheetah Mobile from 2015 to 2016, he was a software engineer at Yahoo! from 2010 to 2015.

Ling Yang, CCO and Co-Founder

Ling Yang is currently the co-founder and Chief Compliance Officer of Ark7. She has served in this position since December 2020. Prior to that, she was the senior attorney at King & Wood Mallesons LLP from 2017 to 2021. Ms. Yang has extensive experience representing Asian, US, and multinational investors and companies in their cross-border business activities. Previously, Ms. Yang worked at a well-known Los Angeles law firm and also served as a legal consultant in a listed company in China. Ms. Yang graduated from Indiana University Maurer School of Law.

Indemnification of the Manager

The operating agreement stipulates that none of our manager, current or former directors, officers, employees, partners, shareholders, members, controlling individuals, agents, or independent contractors of our manager, nor individuals acting on behalf of our company in specific roles concerning other entities, will be held accountable to our company, any series, or any stakeholders for any actions or failures to act unless conclusively determined by a final, non-appealable decision of a court, arbitrator, or other competent tribunal to constitute fraud, willful misconduct, or gross negligence. Each series will indemnify these individuals using its assets against all liabilities and losses, including payments for judgments, fines, penalties, or litigation settlements, along with legal fees and expenses, incurred as a result of their service to our company or that particular series, unless conclusively determined otherwise by a final, non-appealable decision of a court, arbitrator, or other competent tribunal to constitute fraud, willful misconduct, or gross negligence.

Manager Affiliates

The asset manager controls the following affiliated entities that also seek to issue securities pursuant to Tier 2 of Regulation A:

  Ark7 Properties Plus LLC - Ark7 Properties Plus LLC was formed on March 17, 2022 as a Delaware series limited liability company to permit public investment in individual real estate properties that will be owned by individual series of Ark7 Properties Plus LLC.

For the year ended December 31, 2025, the company did not compensate any director or executive officer for their services to Ark7 Properties Advance LLC. We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by our company.

Our Managing Member and Asset Manager will be compensated as follows:

Asset Management Fee

For services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members. For the year ended December 31, 2025 each Series paid the following Asset Manager Fees to the Asset Manager:

Series	Asset Management Fees Paid for the Year Ended December 31, 2025
Series #TPVS2	$ -
Series #ESMYO	$ -
Series #6MWZZ	$ -
Series #BULMO	$ -
Series #ICBTL	$ -
Series #NETKE	$ -
Series #DJGLA	$ -
Series #HEEMV	$ -
Series #8S8XK	$ -
Series #IDUG0	$ -
Series #LOZV7	$ -
Series #9WWAJ	$ -
Series #UZMTK	$ -
Series #JVI51	$ -

Sourcing Fee

Pursuant to the Operating Agreement the Asset Manager, as consideration for assisting in the sourcing of the Underlying Asset of a Series, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% (of the maximum offering amount) Sourcing Fee. For the year ended December 31, 2025 each Series paid the following Sourcing Fees to the Asset Manager:

Series	Sourcing Fees Paid for the Year Ended December 31, 2025
Series #TPVS2	$ -
Series #ESMYO	$ 7,800
Series #6MWZZ	$ 7,740
Series #BULMO	$ 21,300
Series #ICBTL	$ -
Series #NETKE	$ 8,550
Series #DJGLA	$ 8,550
Series #HEEMV	$ 8,700
Series #8S8XK	$ 7,500
Series #IDUG0	$ -
Series #LOZV7	$ 7,500
Series #9WWAJ	$ 13,500
Series #UZMTK	$ -
Series #JVI51	$ 14,400

Liquidation Fee

Subject to Section 7.3 and ARTICLE XI and any Interest Designation, any amounts available for distribution following the liquidation of a Series, net of any fees, costs and liabilities (as determined by the Managing Member in its sole discretion), shall be applied and distributed 100% to the Members (pro rata to their Interests and which, for the avoidance of doubt, may include the Managing Member and its Affiliates).

Free Cash Flow

Distributions will be paid out of Free Cash Flow. Free Cash Flow means any available cash for distribution generated from the net income received by a Series, as determined by the Managing Member to be in the nature of income as defined by U.S. GAAP, plus (i) any change in the net working capital (as shown on the balance sheet of such Series) (ii) any amortization to the relevant Series Asset (as shown on the income statement of such Series) and (iii) any depreciation to the relevant Series Asset (as shown on the income statement of such Series) and (iv) any other non-cash Operating Expenses less (a) any capital expenditure related to the Series Asset (as shown on the cash flow statement of such Series) (b) any other liabilities or obligations of the Series, including interest payments on debt obligations, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a Series or the Company, all costs and expenses incidental to such termination and winding as allocated to the relevant Series in accordance with Section 6.4 of the Operating Agreement.

To the extent there is "Free Cash Flow" for any Series and as described in the Series Designation for such Series, our Managing Member intends to declare and pay distributions as follows:

  85% by way of distribution to the members of such Series (pro rata to their Series Interests and which, for the avoidance of doubt, may include the Managing Member or its affiliates), and;
  15% to the Asset Manager in payment of the management fee, except to the extent waived by the Asset Manager, in its sole discretion.

Our Managing Member has sole discretion in determining what distributions of Free Cash Flow, if any, are made to holders of each Series of shares except as otherwise limited by law or the Operating Agreement.

Intercompany Loan(s)

Intercompany Loans that allow for prepayment: In addition to the above compensation to the Managing Member and Asset Manager (which are both Ark7 at of the date of this report), under the terms of the intercompany loan, a Series will be required to pay interest to Ark7 of at least 3.0% of the loan amount, and potentially up to 9.0%, depending on how much is prepaid.

Intercompany loans that do not allow for prepayment: In addition to the above compensation to the Managing Member and Asset Manager (which are both Ark7 at of the date of this report), under the terms of the intercompany loan, a Series will be required to pay interest to Ark7 of up to 10.0%, Prepayment of the loans is not permitted.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, on a post Conversion basis, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the company's capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the company's capital stock on a post-conversion basis.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class (1)	Percent of Voting Power
Membership Interest	Ark7 Inc., 1 Ferry Building, Ste 201 San Francisco, CA 94111	100% of Membership Interests of Ark7 Properties Advance LLC	n/a	100%	100%

The column "Percent of Class" includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

As of May 22, 2026, Series #TPVS2 had 2,640 Series Interests issued and outstanding and 2,640 Series Interests have been authorized.

As of May 22, 2026, Series #ESMYO had 2,600 Series Interests issued and outstanding and 2,600 Series Interests have been authorized.

As of May 22, 2026, Series #6MWZZ had 2,580 Series Interests issued and outstanding and 2,580 Series Interests have been authorized.

As of May 22, 2026, Series #BULMO had 7,100 Series Interests issued and outstanding and 7,100 Series Interests have been authorized.

As of May 22, 2026, Series #ICBTL had 3,100 Series Interests issued and outstanding and 3,100 Series Interests have been authorized.

As of May 22, 2026, Series #NETKE had 2,850 Series Interests issued and outstanding and 2,850 Series Interests have been authorized.

As of May 22, 2026, Series #DJGLA had 2,850 Series Interests issued and outstanding and 2,850 Series Interests have been authorized.

As of May 22, 2026, Series #HEEMV had 2,900 Series Interests issued and outstanding and 2,900 Series Interests have been authorized.

As of May 22, 2026, Series #8S8XK had 2,500 Series Interests issued and outstanding and 2,500 Series Interests have been authorized.

As of May 22, 2026, Series #IDUG0 had 1,986 Series Interests issued and outstanding and 2,500 Series Interests have been authorized.

As of May 22, 2026, Series #LOZV7 had 823 Series Interests issued and outstanding and 2,500 Series Interests have been authorized.

As of May 22, 2026, Series #9WWAJ had 2,973 Series Interests issued and outstanding and 4,500 Series Interests have been authorized.

As of May 22, 2026, Series #UZMTK had 10 Series Interests issued and outstanding and 22,500 Series Interests have been authorized.

As of May 22, 2026, Series #JVI51 had 10 Series Interests issued and outstanding and 24,000 Series Interests have been authorized.

Yizhen Zhao is currently the majority owner of Ark7 Inc..

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company is subject to various conflicts of interest arising out of its relationship with Ark7, the company's Managing Member, Asset Manager and its affiliates. These conflicts are discussed below.

Ark7 Inc. is both the Asset Manager and the Managing Member

Ark7 Inc. is both the Asset Manager and the Managing Member. The Managing Member has appointed the Asset Manager. On balance, Ark7 Inc. controls all of the decisions related to each Series:

  Care of the Underlying Asset.
  Custody of the Underlying Asset.
  Maintenance of the Underlying Asset.
  Management of the Underlying Asset.
  Ability and to take any action that it deems necessary or desirable.
  The authority to sell of the Underlying Asset.
  Whether to encumber of the Underlying Asset.
  Whether to convey the Underlying Asset.
  Whether the Sourcing Fee (3.0%) will be paid to the Asset Manager, i.e. itself.
  Determination of the Asset Management Fee.

None of the responsibilities and determinations listed above will be made at arm's length and all of these decisions may unjustly financially reward Ark7 to the detriment of each Series and the investors. These conflicts may inhibit or interfere with the sound and profitable operation of the company. See "Risk Factors - Ark7 Inc. is both the Asset Manager and the Managing Member.

Intercompany Loan Agreement between Ark7 Inc. and Series #TPVS2

On October 12, 2023, Series #TPVS2 (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $230,000 to the Borrower.
  Borrower promises to repay $230,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on October 12, 2023.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2024.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #TPVS2

On October 12, 2023, Series #TPVS2 and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #TPVS2 Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #ESMYO

On October 8, 2024, Series #ESMYO (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $230,000 to the Borrower.
  Borrower promises to repay $230,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on October 8, 2024.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2025.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #ESMYO

On October 8, 2024, Series #ESMYO and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #ESMYO Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #6MWZZ

On October 8, 2024, Series #6MWZZ (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $220,000 to the Borrower.
  Borrower promises to repay $220,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on October 8, 2024.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2025.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #6MWZZ

On October 8, 2024, Series #6MWZZ and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #6MWZZ Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #BULMO

On August 19, 2024, Series #BULMO (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $640,000 to the Borrower.
  Borrower promises to repay $640,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on August 19, 2024.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2025.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #BULMO

On August 19, 2024, Series #BULMO and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #BULMO Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #ICBTL

On August 9, 2024, Series #ICBTL (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $280,000 to the Borrower.
  Borrower promises to repay $280,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on August 9, 2024.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2024.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #ICBTL

On August 9, 2024, Series #ICBTL and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #ICBTL Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #NETKE

On September 20, 2024, Series #NETKE (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $250,000 to the Borrower.
  Borrower promises to repay $250,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on September 20, 2024.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2025.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #NETKE

On September 20, 2024, Series #NETKE and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #NETKE Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #DJGLA

On September 26, 2024, Series #DJGLA (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $255,000 to the Borrower.
  Borrower promises to repay $255,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on September 26, 2024.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2025.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #DJGLA

On September 26, 2024, Series #DJGLA and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #DJGLA Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #HEEMV

On September 26, 2024, Series #HEEMV (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $260,000 to the Borrower.
  Borrower promises to repay $260,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on September 26, 2024.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2025.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #HEEMV

On September 26, 2024, Series #HEEMV and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #HEEMV Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #8S8XK

On January 9, 2025, Series #8S8XK (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $220,000 to the Borrower.
  Borrower promises to repay $220,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on January 9, 2025.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2025.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #8S8XK

On January 9, 2025, Series #8S8XK and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #8S8XK Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #IDUG0

On January 9, 2025, Series #IDUG0 (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $220,000 to the Borrower.
  Borrower promises to repay $220,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on January 9, 2025.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2025.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #IDUG0

On January 9, 2025, Series #IDUG0 and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #IDUG0 Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #LOZV7

On January 9, 2025, Series #LOZV7 (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $220,000 to the Borrower.
  Borrower promises to repay $220,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on January 9, 2025.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2025.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #LOZV7

On January 9, 2025, Series #LOZV7 and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #LOZV7 Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #9WWAJ

On February 28, 2025, Series #9WWAJ (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $290,000 to the Borrower.
  Borrower promises to repay $290,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on February 28, 2025.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2025.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #9WWAJ

On February 28, 2025, Series #9WWAJ and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #9WWAJ Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #UZMTK

On August 11, 2025, Series #UZMTK (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $420,000 to the Borrower.
  Borrower promises to repay $420,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on August 11, 2025.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan will be repaid in full on August 10, 2026.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #UZMTK

On August 1, 2025, Series #UZMTK and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #UZMTK Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #JVI51

On July 30, 2025, Series #JVI51 (the "Borrower") and Ark7 (the "Lender") entered into the Intercompany Loan Agreement (the "Loan Agreement"). The Loan Agreement has the following terms:

  The Lender loaned $430,000 to the Borrower.
  Borrower promises to repay $430,000 to the Lender, with interest payable on the unpaid principal at the rate of 10.0% per annum, calculated semi-annually not in advance, beginning on July 30, 2025.
  The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.0% per annum.
  The loan was paid off in 2025.
  Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #JVI51

On July 30, 2025, Series #JVI51 and Ark7 (the "Asset Manager") entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

  the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #JVI51 Asset and to take any action that it deems necessary or desirable.
  The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.
  The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.
  Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

For the years ended December 31, 2024 and December 31, 2025 each Series paid the following Asset Management Fees to the Asset Manager:

Series	Asset Management Fees Paid for the Year Ended December 31, 2024	Asset Management Fees Paid for the Year Ended December 31, 2025
Series #TPVS2	$ 0	$ 0
Series #ESMYO	$ 0	$ 0
Series #6MWZZ	$ 0	$ 0
Series #BULMO	$ 0	$ 0
Series #ICBTL	$ 0	$ 0
Series #NETKE	$ 0	$ 0
Series #DJGLA	$ 0	$ 0
Series #HEEMV	$ 0	$ 0
Series #8S8XK	$ 0	$ 0
Series #IDUG0	$ 0	$ 0
Series #LOZV7	$ 0	$ 0
Series #9WWAJ	$ 0	$ 0
Series #UZMTK	$ 0	$ 0
Series #JVI51	$ 0	$ 0

Series Designation: Sourcing Fee paid to the Asset Manager, Ark7

The Asset Manager, as consideration for assisting in the sourcing of the Series #TPVS2 Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #ESMYO Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #6MWZZ Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #BULMO Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #ICBTL Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #NETKE Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #DJGLA Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #HEEMV Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #8S8XK Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #IDUG0 Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #LOZV7 Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #9WWAJ Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #UZMTK Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #JVI51 Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

For the years ended December 31, 2024 and December 31, 2025 each Series paid the following Sourcing Fees to the Asset Manager:

Series	Sourcing Fees Paid for the Year Ended December 31, 2024	Sourcing Fees Paid for the Year Ended December 31, 2025
Series #TPVS2	$ 7,920	$ -
Series #ESMYO	$ -	$ 7,800
Series #6MWZZ	$ -	$ 7,740
Series #BULMO	$ -	$ 21,300
Series #ICBTL	$ 9,300	$ -
Series #NETKE	$ -	$ 8,550
Series #DJGLA	$ -	$ 8,550
Series #HEEMV	$ -	$ 8,700
Series #8S8XK	$ -	$ 7,500
Series #IDUG0	$ -	$ -
Series #LOZV7	$ -	$ 7,500
Series #9WWAJ	$ -	$ 13,500
Series #UZMTK	$ -	$ -
Series #JVI51	$ -	$ 14,400

Affiliates' Interests in Other Ark7 Entities

General

The officers and directors of Ark7 are also key professionals of APAL. These persons have legal obligations with respect to those entities that are similar to their obligations to the company. In addition, in the future, these persons and other affiliates of Ark7 may organize other real estate-related entities.

Allocation of Acquisition Opportunities

From time to time, Ark7 may create new entities that will acquire real estate assets and make offers of securities to accredited investors, foreign investors, and under Regulation D or Regulation A. Ark7 will, in its sole discretion, determine which entity will be responsible for acquiring a specific asset.

Allocation of the Company's Affiliates' Time

The company relies on Ark7's real estate professionals who act on behalf of its company, including Mr. Zhao, for the day-to-day operation of the business. Mr. Zhao is also the Chief Executive Officer of Ark7. As a result of his interests in other Ark7 entities, his obligations to other investors and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Mr. Zhao will face conflicts of interest in allocating his time among the company, Ark7, other related entities and other business activities in which he is involved. However, the company believes that Ark7 and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Ark7 entities for which they work.

ITEM 6. OTHER INFORMATION

None.

ITEM 7. FINANCIAL STATEMENTS

Audited Consolidated and consolidating Financial Statements for the Year Ended December 31, 2025 and 2024	F-1
Audited Consolidated and consolidating Financial Statements for the Year Ended December 31, 2024 and 2023	F-1

ARK7 PROPERTIES ADVANCE LLC

AUDITED CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

For the year ended December 31, 2025 and 2024

F-1

F-2

Independent Auditor's Report

Yizhen Zhao

Ark7 Properties Advance LLC

San Francisco, CA, United States of America

Report on the Audit of the Financial Statements

Opinion

We have audited the consolidated and consolidating financial statements of Ark7 Properties Advance LLC (the "APAL") and its Series, which comprise the consolidated and consolidating balance sheet as of December 31, 2025, and the related consolidated and consolidating statements of income, members' equity, and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the consolidated and consolidating financial statements).

In our opinion, the accompanying consolidated and consolidating financial statements present fairly, in all material respects, the financial position of the APAL as of December 31, 2025, the results of its operations, and its cash flows for the year ended December 31, 2025, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the APAL and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated and consolidating financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and consolidating financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated and consolidating financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the APAL's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated and consolidating financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated and consolidating financial statements.

In performing an audit in accordance with GAAS, we:

  Exercise professional judgment and maintain professional skepticism throughout the audit.
  Identify and assess the risks of material misstatement of the consolidated and consolidating financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and consolidating financial statements.
  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the APAL's internal control. Accordingly, no such opinion is expressed.
  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated and consolidating financial statements.
  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the APAL's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Emphasis of Matter

We draw attention to Note 1 of the financial statements, which describes the Company's continued operating losses. While these conditions previously raised concerns about Ark7 Properties Advance LLC's (APAL) ability to continue as a going concern, management has since successfully raised approximately $2 million in new capital. As a result, the previously noted uncertainty regarding Company's ability to sustain operations over the next year has been significantly reduced. However, the recurring operating losses remain an area that require attention. It is the responsibility of management to implement and execute a sustainable plan to improve financial performance and ensure the long-term viability of the Company. Our opinion is not modified with respect to this matter.

/s/ Norbie Gaerlan

____________________

Norbie Gaerlan, CPA

Taxulo

3031 Tisch Way #10, San Jose

CA 95128, United States

May 18, 2026

F-3

Ark7 Properties Advance LLC

Consolidated Balance Sheet

As of December 31, 2025 and 2024

Description	December 31, 2025	December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$ 420,847	$ 16,428
Receivables	-	-
Related party receivables	526,159	-
Prepaid expenses	30,487	8,569
Total Current Assets	977,493	24,997
Noncurrent Assets
Property, plant, and equipment
Property, plant, and equipment - Cost	4,095,893	2,308,240
Property, plant, and equipment - Accumulated Depreciation	(130,169)	(26,672)
Total Property, plant, and equipment	3,965,725	2,281,568
Total Noncurrent Assets	3,965,725	2,281,568
Total Assets	4,943,218	2,306,565

Liabilities & Members' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	29,743	11,631
Current portion of mortgage payable	9,957	-
Related party payables	0	358,895
Other liabilities, current	14,458	9,050
Total Current Liabilities	54,158	379,576
Noncurrent Liabilities
Mortgage payable	984,085	-
Total Noncurrent Liabilities	984,085	-
Total Liabilities	1,038,243	379,576

Member's Equity
Equity
Members' Equity	4,312,310	2,004,706
Retained Earnings (Accumulated Deficit)	(407,335)	(77,717)
Total Equity	3,904,975	1,926,989
Total Member's Equity	3,904,975	1,926,989
Total Liabilities & Members' Equity	$ 4,943,218	$ 2,306,565

F-4

Ark7 Properties Advance LLC

Consolidated Statement of Income

For the year ended December 31, 2025 and 2024

Description	December 31, 2025	December 31, 2024
Net Income (Loss)
Gross Profit (Loss)
Rental Income	$ 252,538	$ 50,052
Other rental fees	2,951	-
Total Gross Profit (Loss)	255,490	50,052
Operating Expenses
General and administrative expenses	377,078	75,352
Depreciation and amortization expenses	103,767	25,246
Property tax and state fee	73,632	13,261
Total Operating Expenses	554,477	113,860
Operating Income (Loss)	(298,987)	(63,807)
Other Income (Loss)
Interest expense	(30,631)	-
Interest expense, related party	(0)	0
Other income (expense)	-	-
Total Other Income (Loss)	(30,631)	0
Total Net Income (Loss)	$ (329,618)	$ (63,807)

F-5

Ark7 Properties Advance LLC

Consolidated Statement of Members' Equity

For the year ended December 31, 2025 and 2024

Description	December 31, 2025	December 31, 2024
Balance at the beginning of the period	$ 1,926,989	$ (13,909)
Equity Contribution	2,475,820	2,029,400
Net Income (Loss)	(329,618)	(63,807)
Distribution	(168,216)	(24,694)
Balance at the end of the period	$ 3,904,975	$ 1,926,989

F-6

Ark7 Properties Advance LLC

Consolidated Statement of Cash Flows

For the year ended December 31, 2025 and 2024

Description	December 31, 2025	December 31, 2024
Cash Flows From Operating Activities
Net Income (Loss)	$ (329,618)	$ (63,807)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
Depreciation and amortization	103,767	25,246
(Increase) decrease in operating assets, net of effects of businesses acquired
Accounts receivable	-	500
Related party receivables	432,478
Prepaid expenses	(21,918)	(8,074)
Increase (decrease) in operating liabilities, net of effects of businesses acquired
Accounts payable and accrued expenses	18,111	(1,412)
Related party payables	(1,343,827)	137,166
Other liabilities	5,408	8,050
Net Cash Provided by (Used in) Operating Activities	(1,135,599)	97,669
Cash Flows from Investing Activities
Purchase of property, plant, and equipment	(1,787,653)	(2,091,624)
Cash Flows from Financing Activities
Proceeds from issuance of debt	1,020,067
Repayment of related party debt		-
Proceeds from private offerings	2,475,820	2,029,400
Distributions to partners	(168,216)	(24,694)
Net Cash Provided by (Used in) Financing Activities	3,327,671	2,004,706
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	404,419	10,751
Cash, Cash Equivalents, and Restricted Cash at the beginning of the period	16,428	5,677
Cash, Cash Equivalents, and Restricted Cash at the end of the period	420,847	16,428

Supplemental Cash Flow information
Cash Paid During the Year for
Interest	$ 30,631	$ -

F-7

Ark7 Properties Advance LLC

Consolidated and consolidating Balance Sheet

As of December 31, 2025

Description	Ark7 Properties Advance LLC	Ark7 Properties Advance LLC - Series #6MWZZ	Ark7 Properties Advance LLC - Series #8S8XK	Ark7 Properties Advance LLC - Series #9WWAJ	Ark7 Properties Advance LLC - Series #BULMO	Ark7 Properties Advance LLC - Series #DJGLA	Ark7 Properties Advance LLC - Series #ESMYO	Ark7 Properties Advance LLC - Series #HEEMV	Ark7 Properties Advance LLC - Series #ICBTL	Ark7 Properties Advance LLC - Series #IDUG0
Assets
Current Assets
Cash and cash equivalents	$ 404,894	$ (1,099)	$ -	$ 7,456	$ 6,588	$ 1,026	$ -	$ -	$ -	$ -
Receivables	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Related party receivables	526,159	-	-	-	-	-	-	-	-	-
Prepaid expenses	-	1,563	1,525	2,465	2,941	4,218	5,202	1,390	1,262	1,356
Total Current Assets	931,053	464	1,525	9,921	9,529	5,244	5,202	1,390	1,262	1,356
Noncurrent Assets
Property, plant, and equipment
Property, plant, and equipment - Cost	-	232,966	215,492	293,808	634,047	250,431	231,914	253,413	267,746	215,267
Property, plant, and equipment - Accumulated Depreciation	-	(8,400)	(6,149)	(7,171)	(25,239)	(9,172)	(8,253)	(9,357)	(10,903)	(6,141)
Total Property, plant, and equipment	-	224,566	209,343	286,637	608,808	241,259	223,661	244,055	256,843	209,126
Total Noncurrent Assets	-	224,566	209,343	286,637	608,808	241,259	223,661	244,055	256,843	209,126
Total Assets	931,053	225,030	210,868	296,558	618,337	246,503	228,863	245,446	258,105	210,482

Liabilities & Members' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	29,743	-	-	-	-	-	-	-	-	-
Current portion of mortgage payable	-	-	-	1,951	3,448	1,681	1,384	-	-	-
Related party payables	808,679	9,100	13,203	(306,691)	(348,012)	(134,132)	(129,218)	495	1,378	(7,538)
Other liabilities, current	-	-	-	-	3,700	-	1,600	-	-	-
Total Current Liabilities	838,422	9,100	13,203	(304,740)	(340,864)	(132,451)	(126,234)	495	1,378	(7,538)
Noncurrent Liabilities
Mortgage payable	-	-	-	195,153	366,574	138,355	138,309	-	-	-
Total Noncurrent Liabilities	-	-	-	195,153	366,574	138,355	138,309	-	-	-
Total Liabilities	838,422	9,100	13,203	(109,587)	25,710	5,904	12,075	495	1,378	(7,538)

Member's Equity
Equity
Members' Equity	-	244,765	239,055	438,012	664,277	271,844	246,149	276,998	287,333	241,756
Retained Earnings (Accumulated Deficit)	92,631	(28,835)	(41,390)	(31,867)	(71,651)	(31,245)	(29,362)	(32,047)	(30,606)	(23,736)
Total Equity	92,631	215,930	197,665	406,145	592,626	240,598	216,787	244,951	256,727	218,021
Total Member's Equity	92,631	215,930	197,665	406,145	592,626	240,598	216,787	244,951	256,727	218,021
Total Liabilities & Members' Equity	$ 931,053	$ 225,030	$ 210,868	$ 296,558	$ 618,337	$ 246,503	$ 228,863	$ 245,446	$ 258,105	$ 210,482

Description	Ark7 Properties Advance LLC - Series #JVI51	Ark7 Properties Advance LLC - Series #LOZV7	Ark7 Properties Advance LLC - Series #NETKE	Ark7 Properties Advance LLC - Series #PJI26	Ark7 Properties Advance LLC - Series #TPVS2	Ark7 Properties Advance LLC - Series #UZMTK	Total
Assets
Current Assets
Cash and cash equivalents	$ 928	$ -	$ 1,540	$ -	$ -	$ (485)	$ 420,847
Receivables	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Related party receivables	-	-	-	-	-	-	526,159
Prepaid expenses	2,387	1,463	1,163	229	727	2,595	30,487
Total Current Assets	3,315	1,463	2,703	229	727	2,109	977,493
Noncurrent Assets
Property, plant, and equipment
Property, plant, and equipment - Cost	427,345	215,371	246,859	-	217,700	393,536	4,095,893
Property, plant, and equipment - Accumulated Depreciation	(5,286)	(6,145)	(9,189)	-	(14,273)	(4,491)	(130,169)
Total Property, plant, and equipment	422,059	209,226	237,670	-	203,427	389,045	3,965,725
Total Noncurrent Assets	422,059	209,226	237,670	-	203,427	389,045	3,965,725
Total Assets	425,374	210,689	240,373	229	204,154	391,154	4,943,218

Liabilities & Members' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	-	-	-	-	-	-	29,743
Current portion of mortgage payable	-	-	1,493	-	-	-	9,957
Related party payables	2,291	18,147	(154,841)	2,229	(8,801)	233,711	0
Other liabilities, current	-	-	1,450	-	5,235	2,473	14,458
Total Current Liabilities	2,291	18,147	(151,898)	2,229	(3,566)	236,184	54,158
Noncurrent Liabilities
Mortgage payable	-	-	145,693	-	-	-	984,085
Total Noncurrent Liabilities	-	-	145,693	-	-	-	984,085
Total Liabilities	2,291	18,147	(6,205)	2,229	(3,566)	236,184	1,038,243

Member's Equity
Equity
Members' Equity	471,800	243,600	266,147	-	244,926	175,647	4,312,310
Retained Earnings (Accumulated Deficit)	(48,717)	(51,058)	(19,569)	(2,000)	(37,206)	(20,677)	(407,335)
Total Equity	423,084	192,541	246,579	(2,000)	207,720	154,970	3,904,975
Total Member's Equity	423,084	192,541	246,579	(2,000)	207,720	154,970	3,904,975
Total Liabilities & Members' Equity	$ 425,374	$ 210,689	$ 240,373	$ 229	$ 204,154	$ 391,154	$ 4,943,218

F-8

Ark7 Properties Advance LLC

Consolidated and consolidating Statement of Income

For the year ended December 31, 2025

Description	Ark7 Properties Advance LLC	Ark7 Properties Advance LLC - Series #6MWZZ	Ark7 Properties Advance LLC - Series #8S8XK	Ark7 Properties Advance LLC - Series #9WWAJ	Ark7 Properties Advance LLC - Series #BULMO	Ark7 Properties Advance LLC - Series #DJGLA	Ark7 Properties Advance LLC - Series #ESMYO	Ark7 Properties Advance LLC - Series #HEEMV	Ark7 Properties Advance LLC - Series #ICBTL	Ark7 Properties Advance LLC - Series #IDUG0
Net Income (Loss)
Gross Profit (Loss)
Rental Income	$ -	$ 16,900	$ -	$ 38,460	$ 37,677	$ 25,097	$ 14,018	$ 27,507	$ 26,518	$ -
Other rental fees	-	-	-	-	2,831	-	-	-	-	-
Total Gross Profit (Loss)	-	16,900	-	38,460	40,509	25,097	14,018	27,507	26,518	-
Operating Expenses
General and administrative expenses	10,934	25,600	23,526	42,962	57,694	33,409	26,286	37,354	12,611	2,000
Depreciation and amortization expenses	-	6,897	6,149	7,215	18,545	7,246	6,767	7,393	7,803	6,141
Property tax and state fee	1,670	4,027	4,886	8,802	13,689	3,351	3,264	4,492	2,351	4,890
Total Operating Expenses	12,605	36,524	34,561	58,979	89,928	44,006	36,316	49,239	22,765	13,031
Operating Income (Loss)	(12,605)	(19,624)	(34,561)	(20,519)	(49,419)	(18,909)	(22,298)	(21,732)	3,753	(13,031)
Other Income (Loss)
Interest income, related party	(35,127)	-	-	6,290	18,395	-	4,464	-	-	-
Interest expense	-	-	-	(5,402)	(16,168)	(78)	(3,598)	-	-	-
Interest expense, related party	79,019	(1,477)	(6,600)	(12,236)	-	(3,544)	-	(890)	-	(10,476)
Other income (expense)	-	-	-	-	-	-	-	-	-	-
Total Other Income (Loss)	43,892	(1,477)	(6,600)	(11,348)	2,227	(3,622)	866	(890)	-	(10,476)
Total Net Income (Loss)	$ 31,287	$ (21,101)	$ (41,161)	$ (31,867)	$ (47,192)	$ (22,531)	$ (21,433)	$ (22,623)	$ 3,753	$ (23,507)

Description	Ark7 Properties Advance LLC - Series #JVI51	Ark7 Properties Advance LLC - Series #LOZV7	Ark7 Properties Advance LLC - Series #NETKE	Ark7 Properties Advance LLC - Series #PJI26	Ark7 Properties Advance LLC - Series #TPVS2	Ark7 Properties Advance LLC - Series #UZMTK	Total
Net Income (Loss)
Gross Profit (Loss)
Rental Income	$ 12,000	$ -	$ 20,940	$ -	$ 26,965	$ 6,456	$ 252,538
Other rental fees	-	-	-	-	120	-	2,951
Total Gross Profit (Loss)	12,000	-	20,940	-	27,085	6,456	255,490
Operating Expenses
General and administrative expenses	37,229	23,400	25,840	2,000	12,089	4,143	377,078
Depreciation and amortization expenses	5,286	6,145	7,254	-	6,436	4,491	103,767
Property tax and state fee	5,302	4,998	3,993	-	4,028	3,890	73,632
Total Operating Expenses	47,817	34,543	37,088	2,000	22,552	12,524	554,477
Operating Income (Loss)	(35,817)	(34,543)	(16,148)	(2,000)	4,532	(6,067)	(298,987)
Other Income (Loss)
Interest income, related party	-	-	5,979	-	-	-	(0)
Interest expense	-	-	(5,385)	-	-	-	(30,631)
Interest expense, related party	(12,900)	(16,287)	-	-	-	(14,610)	(0)
Other income (expense)	-	-	-	-	-	-	-
Total Other Income (Loss)	(12,900)	(16,287)	594	-	-	(14,610)	(30,631)
Total Net Income (Loss)	$ (48,717)	$ (50,829)	$ (15,554)	$ (2,000)	$ 4,532	$ (20,677)	$ (329,618)

F-9

Ark7 Properties Advance LLC

Consolidated and consolidating Statement of Members' Equity

For the year ended December 31, 2025

Description	Ark7 Properties Advance LLC	Ark7 Properties Advance LLC - Series #6MWZZ	Ark7 Properties Advance LLC - Series #8S8XK	Ark7 Properties Advance LLC - Series #9WWAJ	Ark7 Properties Advance LLC - Series #BULMO	Ark7 Properties Advance LLC - Series #DJGLA	Ark7 Properties Advance LLC - Series #ESMYO	Ark7 Properties Advance LLC - Series #HEEMV	Ark7 Properties Advance LLC - Series #ICBTL	Ark7 Properties Advance LLC - Series #IDUG0
Balance at January 01, 2025	$ 61,344	$ 45,666	$ (229)	$ -	$ 617,852	$ (8,714)	$ 251,169	$ 192,133	$ 273,048	$ (229)
Equity Contribution	-	202,276	250,000	450,000	49,256	285,000	-	87,260	(5,512)	250,000
Net Income (Loss)	31,287	(21,101)	(41,161)	(31,867)	(47,192)	(22,531)	(21,433)	(22,623)	3,753	(23,507)
Distribution	-	(10,911)	(10,945)	(11,988)	(27,289)	(13,156)	(12,949)	(11,820)	(14,563)	(8,244)
Balance at December 31, 2025	$ 92,631	$ 215,930	$ 197,665	$ 406,145	$ 592,626	$ 240,598	$ 216,787	$ 244,951	$ 256,727	$ 218,021

Description	Ark7 Properties Advance LLC - Series #JVI51	Ark7 Properties Advance LLC - Series #LOZV7	Ark7 Properties Advance LLC - Series #NETKE	Ark7 Properties Advance LLC - Series #PJI26	Ark7 Properties Advance LLC - Series #TPVS2	Ark7 Properties Advance LLC - Series #UZMTK	Total
Balance at January 01, 2025	$ -	$ (229)	$ 278,474	$ -	$ 216,705	$ -	$ 1,926,989
Equity Contribution	480,000	250,000	(40)	-	-	177,580	2,475,820
Net Income (Loss)	(48,717)	(50,829)	(15,554)	(2,000)	4,532	(20,677)	(329,618)
Distribution	(8,200)	(6,400)	(16,301)	-	(13,517)	(1,933)	(168,216)
Balance at December 31, 2025	$ 423,084	$ 192,541	$ 246,579	$ (2,000)	$ 207,720	$ 154,970	$ 3,904,975

F-10

Ark7 Properties Advance LLC

Consolidated and consolidating Statement of Cash Flows

For the year ended December 31, 2025

Description	Ark7 Properties Advance LLC	Ark7 Properties Advance LLC - Series #6MWZZ	Ark7 Properties Advance LLC - Series #8S8XK	Ark7 Properties Advance LLC - Series #9WWAJ	Ark7 Properties Advance LLC - Series #BULMO	Ark7 Properties Advance LLC - Series #DJGLA	Ark7 Properties Advance LLC - Series #ESMYO	Ark7 Properties Advance LLC - Series #HEEMV	Ark7 Properties Advance LLC - Series #ICBTL	Ark7 Properties Advance LLC - Series #IDUG0
Cash Flows From Operating Activities
Net Income (Loss)	$ 31,287	$ (21,101)	$ (41,161)	$ (31,867)	$ (47,192)	$ (22,531)	$ (21,433)	$ (22,623)	$ 3,753	$ (23,507)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
Depreciation and amortization	-	6,897	6,149	7,215	18,545	7,246	6,767	7,393	7,803	6,141
Total Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
(Increase) decrease in operating assets, net of effects of businesses acquired
Accounts receivable	-	-	-	-	-	-	-	-	-	-
Related party receivables	828,299	54,183	12,974	(306,692)	(294,999)	(134,300)	128,398	200,265	9,467	(7,767)
Prepaid expenses	-	(653)	(1,525)	(2,465)	(654)	(4,218)	(3,695)	(475)	(949)	(1,356)
Increase (decrease) in operating liabilities, net of effects of businesses acquired
Accounts payable and accrued expenses	18,111	-	-	-	-	-	-	-	-	-
Related party payables	(489,232)	(220,000)	-	(3,977)	(66,739)	(261,844)	(233,012)	(260,000)	-	-
Other liabilities	-	-	-	-	500	-	1,600	-	-	-
Net Cash Provided by (Used in) Operating Activities	388,465	(180,674)	(23,563)	(337,786)	(390,539)	(415,647)	(121,375)	(75,440)	20,075	(26,489)
Cash Flows from Investing Activities
Payments received from related party loans and notes receivable
Related party loans and notes receivable issued
Purchase of property, plant, and equipment	-	(11,790)	(215,492)	(293,808)	(1,488)	(2,051)	(8,348)	-	-	(215,267)
Cash Flows from Financing Activities
Proceeds from issuance of debt		-	-	201,037	376,649	146,880	142,672	-	-	-
Payments for debt issuance costs
Repayment of debt
Proceeds from issuance of related party debt
Repayment of related party debt	-
Proceeds from private offerings	-	202,276	250,000	450,000	49,256	285,000	-	87,260	(5,512)	250,000
Distributions to partners	-	(10,911)	(10,945)	(11,988)	(27,289)	(13,156)	(12,949)	(11,820)	(14,563)	(8,244)
Net Cash Provided by (Used in) Financing Activities	-	191,365	239,055	639,049	398,615	418,724	129,723	75,440	(20,075)	241,756
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	388,465	(1,099)	(0)	7,456	6,588	1,026	0	(0)	0	(0)
Cash, Cash Equivalents, and Restricted Cash at January 01, 2025	16,428	-	-	-	-	-	-	-	-	-
Cash, Cash Equivalents, and Restricted Cash at December 31, 2025	404,894	(1,099)	-	7,456	6,588	1,026	-	-	-	-

Supplemental Cash Flow information
Cash Paid During the Year for
Interest	$ -	$ -	$ -	$ 5,402	$ 16,168	$ 78	$ 3,598	$ -	$ -	$ -

Description	Ark7 Properties Advance LLC - Series #JVI51	Ark7 Properties Advance LLC - Series #LOZV7	Ark7 Properties Advance LLC - Series #NETKE	Ark7 Properties Advance LLC - Series #PJI26	Ark7 Properties Advance LLC - Series #TPVS2	Ark7 Properties Advance LLC - Series #UZMTK	Total
Cash Flows From Operating Activities
Net Income (Loss)	$ (48,717)	$ (50,829)	$ (15,554)	$ (2,000)	$ 4,532	$ (20,677)	$ (329,618)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
Depreciation and amortization	5,286	6,145	7,254	-	6,436	4,491	103,767
Total Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
(Increase) decrease in operating assets, net of effects of businesses acquired
Accounts receivable	-	-	-	-	-	-	-
Related party receivables	2,290	17,919	(78,610)	2,229	1,811	(2,990)	432,478
Prepaid expenses	(2,387)	(1,463)	72	(229)	674	(2,595)	(21,918)
Increase (decrease) in operating liabilities, net of effects of businesses acquired
Accounts payable and accrued expenses	-	-	-	-	-	-	18,111
Related party payables	-	-	(45,723)	-	-	236,701	(1,343,827)
Other liabilities	-	-	-	-	835	2,473	5,408
Net Cash Provided by (Used in) Operating Activities	(43,528)	(28,229)	(132,560)	-	14,288	217,403	(1,135,599)
Cash Flows from Investing Activities
Payments received from related party loans and notes receivable
Related party loans and notes receivable issued
Purchase of property, plant, and equipment	(427,345)	(215,371)	(2,387)	-	(771)	(393,536)	(1,787,653)
Cash Flows from Financing Activities
Proceeds from issuance of debt	-	-	152,829	-	-	-	1,020,067
Payments for debt issuance costs
Repayment of debt
Proceeds from issuance of related party debt
Repayment of related party debt
Proceeds from private offerings	480,000	250,000	(40)	-	-	177,580	2,475,820
Distributions to partners	(8,200)	(6,400)	(16,301)	-	(13,517)	(1,933)	(168,216)
Net Cash Provided by (Used in) Financing Activities	471,800	243,600	136,488	-	(13,517)	175,647	3,327,671
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	927	-	1,540	-	0	(485)	404,419
Cash, Cash Equivalents, and Restricted Cash at January 01, 2025	-	-	-	-	-	-	16,428
Cash, Cash Equivalents, and Restricted Cash at December 31, 2025	928	-	1,540	-	-	(485)	420,847

Supplemental Cash Flow information
Cash Paid During the Year for
Interest	$ -	$ -	$ 5,385	$ -	$ -	$ -	$ 30,631

F-11

ARK7 PROPERTIES ADVANCE LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Information

Ark7 Properties Advance LLC (the "APAL") is a Delaware series limited liability company wholly owned by Ark7 Inc. (the "Parent Company"). The APAL was formed on October 12, 2023, in accordance with the Limited Liability Company Act (LLCA) of the state of Delaware. The APAL has registered 15 Series Delaware limited liability companies (the "Series Companies"), each of which will be used as an investment vehicle that intends to enable investors to own fractional ownership of a specific rental property. This lowers the cost of entry and minimizes the time commitment for real estate investing. An investment in the APAL entitles the investor to the potential economic benefits normally associated with direct property ownership while requiring no investor involvement in asset or property management.

Series	Carrier	Property Address	Registration Date
TPVS2	Chicago-C4	20 N State St, Unit 307, Chicago, IL 60602	October 12, 2023
ESMYO	DFW-S16	177 E Sweden St, Walnut Springs, TX 76690	July 26, 2024
6MWZZ	DFW-S17	112 W Sweden St, Walnut Springs, TX 76690	July 26, 2024
ICBTL	Atlanta-C8	215 Piedmont Ave NE, Unit 1503, Atlanta, GA 30308	July 30, 2024
NETKE	Atlanta-T5	1986 Old Dogwood, Jonesboro, GA 30238	July 30, 2024
BULMO	SoCal-S18	27308 Barre Dr, Menifee, CA 92584	July 30, 2024
DJGLA	Atlanta-C10	215 Piedmont Ave NE, #902, Atlanta, GA 30308	August 30, 2024
HEEMV	Atlanta-C9	215 Piedmont Ave NE, #609, Atlanta, GA 30308	August 30, 2024
8S8XK	DFW-T6	202 Henderson St, Bonham, TX 75418	December 18, 2024
IDUG0	DFW-T7	204 Henderson St, Bonham, TX 75418	December 18, 2024
LOZV7	DFW-T8	208 Henderson St, Bonham, TX 75418	December 18, 2024
9WWAJ	DFW-S19	1009 Hanover Dr, Forney, TX 75126	February 5, 2025
JVI51	DFW-S20	521 Big Horn Pass, Denton, TX 76210	July 7, 2025
UZMTK	DFW-S21	3513 San Lucas Ln, Denton, TX 76208	July 7, 2025
PJI26	N/A	N/A	December 16, 2025

Management's Plan and Going Concerns

The accompanying consolidated and consolidating financial statements have been prepared under the assumption that APAL will continue as a going concern. While APAL has faced operating losses and has not yet reached a level of revenue sufficient to cover its operating cost, management has successfully secured approximately $2 million in new capital. This infusion of capital has significantly strengthened the Company's position, removing prior concern about its ability to continue operations over the next 12 months.

Although recurring operational challenges remain, management is focused on addressing these with a proactive approach. The Company recognizes that achieving long-term financial stability requires strategic improvements in operational performance, and it is fully committed to executing plans that will lead to sustained profitability. The accompanying financial statements have been prepared without adjustments based on these ongoing efforts, which are aimed at ensuring the Company's long-term success. As of December 31, 2025 and 2024, APAL's accumulated deficit amounted to $407,336 and $77,717, respectively.

These conditions highlight certain challenges that may create uncertainty regarding APAL's ability to continue as a going concern. However, the company is actively addressing these factors and is well-positioned to overcome them. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

F-12

Statement of compliance

The accompanying consolidated and consolidating financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated and consolidating financial statements include the accounts of the APAL and its Series Companies. All intercompany balances and transactions are eliminated in consolidation.

These consolidated and consolidating financial statements have been prepared under the historical cost convention, except for evaluating specific financial instruments carried at fair value.

Method of accounting

The consolidated and consolidating financial statement of the APAL is prepared on the accrual basis of accounting. It includes only those assets, liabilities, and results of operations that relate to the business of the APAL.

Use of estimates and assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. To the extent that there are material differences between these estimates and actual results, the APAL's financial condition or operating results will be materially affected. The APAL bases its estimates on past experience and other assumptions that the APAL believes are reasonable under the circumstances, and the APAL evaluates those estimates on an ongoing basis.

Functional and presentation currency

Items included in the APAL's consolidated financial statements are estimated using the currency that best reflects the economic substance of the underlying events and circumstances related to the APAL (the "functional currency"). The functional and presentation currency of the accompanying financial statements is US Dollars (the "USD").

Revenue recognition

Rental income is reported on a straight-line basis over the terms of the respective leases. The property rental income for the year ended December 31, 2025 and 2024 was $252,538 and $50,052, respectively.

The concentration of credit risk

Financial instruments potentially subject the APAL to the concentration of credit risk, primarily cash and tenant receivables. The APAL places its cash with financial institutions, and its balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At various times, the APAL had a cash balance over the insured amount.

Fair value measurements

FASB ASC 820, "Fair Value Measurements" defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on the exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available.

Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the APAL. Unobservable inputs are inputs that reflect the APAL's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

Level 1 - Inputs are quoted prices in active markets for identical assets or liabilities that the APAL has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

Level 2 - Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the APAL approximate fair value due to their either relatively short maturities and/or consistency with current market rates.

F-13

Property, plant, and equipment

Land is carried at cost. Building, leasehold improvements, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. The building, furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the terms of the related leases. Repairs and maintenance are expensed when incurred.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset or group of assets. If estimated future undiscounted net cash flows are less than the carrying amount of the asset or group of assets, the asset is considered impaired and an expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value. Fair value is generally determined from estimated discounted future net cash flows (for assets held for use) or net realizable value (for assets held for sale). For the year ended December 31, 2025 and 2024, the APAL has not recognized any impairment losses.

Property, plant and equipment consist of the following as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Buildings and improvements	$ 3,290,251	$ 1,852,592
Furniture and fixtures	$ 2,374	$ 313
Land	$ 803,268	$ 455,336
Property, plant, and equipment, gross	4,095,893	2,308,240
Less: Buildings and improvements - Accumulated Depreciation	(129,909)	(26,634)
Furniture and fixtures - Accumulated Depreciation	(260)	(39)
Property, plant, and equipment	$ 3,965,725	$ 2,281,568

Estimated useful life for buildings and improvements is 27.5 years.

Depreciation expenses for the year ended December 31, 2025 and 2024 was $103,767 and $25,246, respectively.

Lease accounting

According to the recently adopted Accounting Standards Updated ("ASU") No. 2016-02, Leases (Topic 842) ("ASU 2016- 02" or "ASC 842"), the APAL determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets and current and non-current lease liabilities, as applicable. As of December 31, 2025 and 2024, the APAL had no long-term leases.

Income taxes

The APAL is taxed as a Limited Liability Company (LLC). Under these provisions, the APAL does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the APAL's taxable income.

Each series will be taxed as a C-corporation, with the profits taxed at the series level, independent of distributions to investors. For this offering of series interests to investors, each series will be taxed as a C-corporation, with the profits taxed at the series level, independent of distributions to investors. This means that the Series will owe corporate income tax on its profits and will report these profits and losses for tax purposes at the corporate level. The Series will distribute dividends to investors from the net profits after taxes, subject to our Managing Member's discretion regarding the retention of funds for future working capital needs. Consequently, investors may receive dividend distributions when profits are realized and taxes are paid at the corporate level, which could be independent of the actual cash distributions made to investors.

F-14

NOTE 2: PROPERTY MANAGEMENT RESERVES

Multiple Series Companies have allocated funds to establish property management reserves. These funds are designed to mitigate future financial uncertainties associated with property-related expenses, including maintenance, repairs, enhancements, or unanticipated costs. The aim is to maintain the properties in satisfactory condition, prevent financial strain, and preclude the necessity for immediate supplementary contributions from investors or owners due to substantial, unexpected expenses.

As of December 31, 2025 and 2024, the balance of the property management reserve was $15,954 and $0, respectively, and is included in cash and cash equivalents on the accompanying balance sheet.

F-15

NOTE 3: MORTGAGE PAYABLES

Series #ESMYO

On August 28, 2025, the APAL - Series ESMYO executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APAL - Series ESMYO borrowed $ 143,000.00 at 7.375% interest with a maturity of August 31, 2055. The outstanding balance of the Loan Payable - Mortgage as of December 31, 2025 was $139,693 and is included in current portion of mortgage payable and mortgage payable on the accompanying balance sheet. The interest expense incurred in 2025 was $3,598.

Series #BULMO

On June 10, 2025, the APAL - Series BULMO executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APAL - Series BULMO borrowed $ 378,000.00 at 7.750% interest with a maturity of June 30, 2055. The outstanding balance of the Loan Payable - Mortgage as of December 31, 2025 was $370,022 and is included in current portion of mortgage payable and mortgage payable on the accompanying balance sheet. The interest expense incurred in 2025 was $16,168.

Series #NETKE

On July 8, 2025, the APAL - Series NETKE executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APAL - Series NETKE borrowed $ 153,300.00 at 7.375% interest with a maturity of July 31, 2055. The outstanding balance of the Loan Payable - Mortgage as of December 31, 2025 was $147,186 and is included in current portion of mortgage payable and mortgage payable on the accompanying balance sheet. The interest expense incurred in 2025 was $5,385.

Series #DJGLA

On December 28, 2025, the APAL - Series DJGLA executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APAL - Series DJGLA borrowed $ 146,880.00 at 6.375% interest with a maturity of December 31, 2055. The outstanding balance of the Loan Payable - Mortgage as of December 31, 2025 was $140,036 and is included in current portion of mortgage payable and mortgage payable on the accompanying balance sheet. The interest expense incurred in 2025 was $78.

Series #9WWAJ

On August 20, 2025, the APAL - Series 9WWAJ executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APAL - Series 9WWAJ borrowed $ 201,500.00 at 7.375% interest with a maturity of August 31, 2055. The outstanding balance of the Loan Payable - Mortgage as of December 31, 2025 was $197,104 and is included in current portion of mortgage payable and mortgage payable on the accompanying balance sheet. The interest expense incurred in 2025 was $5,402.

Mortgage interest expenses for the year ended December 31, 2025 was $30,631.

	December 31, 2025	December 31, 2024
Current Portion of Mortgage Payable	$ 9,957	$ 2,657

Maturities of the mortgage payable are as follows (excluding the net of the finance cost):

Year	Amount
2026	9,957
2027	10,713
2028	11,526
2029	12,402
2030	13,344
Thereafter	962,124
Total	$ 1,020,067

F-16

NOTE 4: TRANSACTIONS WITH RELATED PARTIES

Amounts due from / (to) Affiliate

The Parent Company advances funds to APAL to cover property acquisition and administrative costs. These advances are non-interest bearing and are due on demand. The outstanding balance with the affiliate as of December 31, 2025 and 2024 amounted to $526,159 receivable and $358,895 payable, respectively, and is presented under related party receivables and related party payables in the accompanying balance sheet. The change from a net payable position in 2024 to a net receivable position in 2025 was mainly due to significant intercompany settlements and net movements during the year.

F-17

Property sourcing fee and offering expenses reimbursement

Pursuant to the Operating Agreement the Asset Manager, as consideration for assisting in the sourcing of the Underlying Asset of a Series, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% (of the maximum offering amount) Sourcing Fee. The sourcing fee is in connection with the search and negotiation of the property purchase as set forth in the Certificate of Designations for the Series.

The Parent Company assigns offering expenses to each series, which are then set as part of each series' intended Use of Proceeds. The parent company will be reimbursed a fixed amount for each series for offering expenses.

Series #6MWZZ

The property sourcing fee and offering expenses incurred in the year ended December 31, 2025 was $7,740 and $7,740, respectively, and in December 31, 2024 was $0 and $0, respectively.

Series #8S8XK

The property sourcing fee and offering expenses incurred in the year ended December 31, 2025 was $7,500 and $7,500, respectively, and in December 31, 2024 was $0 and $229, respectively.

Series #9WWAJ

The property sourcing fee and offering expenses incurred in the year ended December 31, 2025 was $13,500 and $13,500, respectively, and in December 31, 2024 was $0 and $0, respectively.

Series #BULMO

The property sourcing fee and offering expenses incurred in the year ended December 31, 2025 was $21,300 and $21,300, respectively, and in December 31, 2024 was $0 and $0, respectively.

Series #DJGLA

The property sourcing fee and offering expenses incurred in the year ended December 31, 2025 was $8,550 and $8,550, respectively, and in December 31, 2024 was $0 and $0, respectively.

Series #ESMYO

The property sourcing fee and offering expenses incurred in the year ended December 31, 2025 was $7,800 and $7,800, respectively, and in December 31, 2024 was $0 and $0, respectively.

Series #HEEMV

The property sourcing fee and offering expenses incurred in the year ended December 31, 2025 was $8,700 and $8,700, respectively, and in December 31, 2024 was $0 and $0, respectively.

Series #ICBTL

The property sourcing fee and offering expenses incurred in the year ended December 31, 2025 was $0 and $0, respectively, and in December 31, 2024 was $9,300 and $15,700, respectively.

Series #JVI51

The property sourcing fee and offering expenses incurred in the year ended December 31, 2025 was $14,400 and $14,400, respectively, and in December 31, 2024 was $0 and $0, respectively.

Series #LOZV7

The property sourcing fee and offering expenses incurred in the year ended December 31, 2025 was $7,500 and $7,500, respectively, and in December 31, 2024 was $0 and $229, respectively.

Series #NETKE

The property sourcing fee and offering expenses incurred in the year ended December 31, 2025 was $8,550 and $8,550, respectively, and in December 31, 2024 was $0 and $0, respectively.

Series #TPVS2

The property sourcing fee and offering expenses incurred in the year ended December 31, 2025 was $0 and $0, respectively, and in December 31, 2024 was $7,920 and $14,320, respectively.

F-18

Asset management fee

For services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Series #6MWZZ

The Series #6MWZZ has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #6MWZZ and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #6MWZZ together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $1,099 and $0, respectively.

Series #8S8XK

The Series #8S8XK has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #8S8XK and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #8S8XK together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $0 and $0, respectively.

Series #9WWAJ

The Series #9WWAJ has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #9WWAJ and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #9WWAJ together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $2,692 and $0, respectively.

Series #BULMO

The Series #BULMO has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #BULMO and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #BULMO together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $4,764 and $0, respectively.

Series #DJGLA

The Series #DJGLA has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #DJGLA and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #DJGLA together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $0 and $0, respectively.

Series #ESMYO

The Series #ESMYO has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #ESMYO and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #ESMYO together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $518 and $87, respectively.

Series #HEEMV

The Series #HEEMV has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #HEEMV and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #HEEMV together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $0 and $0, respectively.

Series #ICBTL

The Series #ICBTL has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #ICBTL and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #ICBTL together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $0 and $0, respectively.

Series #IDUG0

The Series #IDUG0 has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #IDUG0 and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #IDUG0 together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $0 and $0, respectively.

Series #JVI51

The Series #JVI51 has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #JVI51 and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #JVI51 together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $-928 and $0, respectively.

Series #LOZV7

The Series #LOZV7 has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #LOZV7 and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #LOZV7 together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $0 and $0, respectively.

Series #NETKE

The Series #NETKE has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #NETKE and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #NETKE together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $0 and $0, respectively.

Series #TPVS2

The Series #TPVS2 has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #TPVS2 and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #TPVS2 together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $849 and $749, respectively.

Series #UZMTK

The Series #UZMTK has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #UZMTK and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #UZMTK together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2025 and 2024, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2025 and 2024, was $485 and $0, respectively.

F-19

NOTE 5: SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date on the consolidated financial statements that were available to be issued, which is May 18, 2026 and has determined that there were no material subsequent events that require disclosure in these financial statements.

NOTE 6: APPROVAL OF CONSOLIDATED FINANCIAL STATEMENTS

The consolidated and consolidating financial statements have been approved by the management of the APAL and authorized for issue on May 18, 2026.

F-20

ARK7 PROPERTIES ADVANCE LLC

AUDITED CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

For the year ended December 31, 2024 and 2023

Independent Auditor's Report

Yizhen Zhao

Ark7 Properties Advance LLC

San Francisco, CA, United States of America

Report on the Audit of the Financial Statements

Opinion

We have audited the consolidated and consolidating financial statements of Ark7 Properties Advance LLC (the "APAL") and its Series, which comprise the consolidated and consolidating balance sheet as of December 31, 2024, and the related consolidated and consolidating statements of income, members' equity, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the consolidated and consolidating financial statements).

In our opinion, the accompanying consolidated and consolidating financial statements present fairly, in all material respects, the financial position of the APAL as of December 31, 2024, the results of its operations, and its cash flows for the year ended December 31, 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the APAL and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated and consolidating financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and consolidating financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated and consolidating financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the APAL's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated and consolidating financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated and consolidating financial statements.

In performing an audit in accordance with GAAS, we:

  Exercise professional judgment and maintain professional skepticism throughout the audit.
  Identify and assess the risks of material misstatement of the consolidated and consolidating financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and consolidating financial statements.
  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the APAL's internal control. Accordingly, no such opinion is expressed.
  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated and consolidating financial statements.
  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the APAL's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Emphasis of Matter

We draw attention to Note 1 of the financial statements, which describes the Company's continued operating losses. While these conditions previously raised concerns about Ark7 Properties Advance LLC's (APAL) ability to continue as a going concern, management has since successfully raised approximately $2 million in new capital. As a result, the previously noted uncertainty regarding Company's ability to sustain operations over the next year has been significantly reduced. However, the recurring operating losses remain an area that require attention. It is the responsibility of management to implement and execute a sustainable plan to improve financial performance and ensure the long-term viability of the Company. Our opinion is not modified with respect to this matter.

/s/ Norbie Gaerlan

____________________

San Francisco, CA

June 2, 2025

Ark7 Properties Advance LLC

Consolidated Balance Sheet

As of December 31, 2024 and 2023

Description	December 31, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$ 16,428	$ 5,677
Receivables	-	500
Related party receivables	-	-
Prepaid expenses	8,569	495
Total Current Assets	24,997	6,672
Noncurrent Assets
Property, plant, and equipment
Property, plant, and equipment - Cost	2,308,240	216,617
Property, plant, and equipment - Accumulated Depreciation	(26,672)	(1,426)
Total Property, plant, and equipment	2,281,568	215,190
Total Noncurrent Assets	2,281,568	215,190
Total Assets	2,306,565	221,863

Liabilities & Members' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	11,631	13,043
Current portion of mortgage payable	-	-
Related party payables	358,895	221,729
Other liabilities, current	9,050	1,000
Total Current Liabilities	379,576	235,772
Noncurrent Liabilities
Mortgage payable	-	-
Total Noncurrent Liabilities	-	-
Total Liabilities	379,576	235,772

Member's Equity
Equity
Members' Equity	2,004,706	-
Retained Earnings (Accumulated Deficit)	(77,717)	(13,909)
Total Equity	1,926,989	(13,909)
Total Member's Equity	1,926,989	(13,909)
Total Liabilities & Members' Equity	$ 2,306,565	$ 221,863

Ark7 Properties Advance LLC

Consolidated Statement of Income

For the year ended December 31, 2024 and 2023

Description	December 31, 2024	December 31, 2023
Net Income (Loss)
Gross Profit (Loss)
Rental Income	$ 50,052	$ -
Other rental fees	-	-
Total Gross Profit (Loss)	50,052	-
Operating Expenses
General and administrative expenses	75,352	10,808
Depreciation and amortization expenses	25,246	1,426
Property tax and state fee	13,261	1,558
Total Operating Expenses	113,860	13,791
Operating Income (Loss)	(63,807)	(13,791)
Other Income (Loss)
Interest expense	-	-
Interest expense, related party	0	-
Other income (expense)	-	(118)
Total Other Income (Loss)	0	(118)
Total Net Income (Loss)	$ (63,807)	$ (13,909)

Ark7 Properties Advance LLC

Consolidated Statement of Members' Equity

For the year ended December 31, 2024 and 2023

Description	December 31, 2024	December 31, 2023
Balance at the beginning of the period	$ (13,909)	$ -
Equity Contribution	2,029,400	-
Net Income (Loss)	(63,807)	(13,909)
Distribution	(24,694)	-
Balance at the end of the period	$ 1,926,989	$ (13,909)

Ark7 Properties Advance LLC

Consolidated Statement of Cash Flows

For the year ended December 31, 2024 and 2023

Description	December 31, 2024	December 31, 2023
Cash Flows From Operating Activities
Net Income (Loss)	$ (63,807)	$ (13,909)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
Depreciation and amortization	25,246	1,426
(Increase) decrease in operating assets, net of effects of businesses acquired
Accounts receivable	500	(500)
Related party receivables	-	-
Prepaid expenses	(8,074)	(495)
Increase (decrease) in operating liabilities, net of effects of businesses acquired
Accounts payable and accrued expenses	(1,412)	13,043
Related party payables	137,166	221,729
Other liabilities	8,050	1,000
Net Cash Provided by (Used in) Operating Activities	97,669	222,294
Cash Flows from Investing Activities
Purchase of property, plant, and equipment	(2,091,624)	(216,617)
Cash Flows from Financing Activities
Proceeds from issuance of debt	-	-
Repayment of related party debt	-	-
Proceeds from private offerings	2,029,400	-
Distributions to partners	(24,694)	-
Net Cash Provided by (Used in) Financing Activities	2,004,706	-
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	10,751	5,677
Cash, Cash Equivalents, and Restricted Cash at the beginning of the period	5,677	-
Cash, Cash Equivalents, and Restricted Cash at the end of the period	16,428	5,677

Supplemental Cash Flow information
Cash Paid During the Year for
Interest	$ -	$ -

Ark7 Properties Advance LLC

Consolidated and consolidating Balance Sheet

As of December 31, 2024

Description	Ark7 Properties Advance LLC	Ark7 Properties Advance LLC - Series #6MWZZ	Ark7 Properties Advance LLC - Series #8S8XK	Ark7 Properties Advance LLC - Series #BULMO	Ark7 Properties Advance LLC - Series #DJGLA	Ark7 Properties Advance LLC - Series #ESMYO	Ark7 Properties Advance LLC - Series #HEEMV	Ark7 Properties Advance LLC - Series #ICBTL	Ark7 Properties Advance LLC - Series #IDUG0	Ark7 Properties Advance LLC - Series #LOZV7
Assets
Current Assets
Cash and cash equivalents	$ 16,428	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Receivables
Related party receivables	1,065,000	45,082	(229)	53,014	(168)	257,616	199,770	8,089	(229)	(229)
Prepaid expenses	-	910	-	2,287	-	1,507	915	313	-	-
Total Current Assets	1,081,428	45,992	(229)	55,301	(168)	259,122	200,686	8,402	(229)	(229)
Noncurrent Assets
Property, plant, and equipment
Property, plant, and equipment - Cost	-	221,177	-	632,559	248,380	223,566	253,413	267,746	-	-
Property, plant, and equipment - Accumulated Depreciation	-	(1,503)	-	(6,808)	(1,926)	(1,519)	(1,965)	(3,100)	-	-
Total Property, plant, and equipment	-	219,674	-	625,751	246,454	222,046	251,448	264,646	-	-
Total Noncurrent Assets	-	219,674	-	625,751	246,454	222,046	251,448	264,646	-	-
Total Assets	1,081,428	265,666	(229)	681,052	246,286	481,169	452,133	273,048	(229)	(229)

Liabilities & Members' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	11,631	-	-	-	-	-	-	-	-	-
Current portion of mortgage payable	-	-	-	-	-	-	-	-	-	-
Related party payables	1,008,453	220,000	-	60,000	255,000	230,000	260,000	-	-	-
Other liabilities, current	-	-	-	3,200	-	-	-	-	-	-
Total Current Liabilities	1,020,084	220,000	-	63,200	255,000	230,000	260,000	-	-	-
Noncurrent Liabilities
Mortgage payable	-	-	-	-	-	-	-	-	-	-
Total Noncurrent Liabilities	-	-	-	-	-	-	-	-	-	-
Total Liabilities	1,020,084	220,000	-	63,200	255,000	230,000	260,000	-	-	-

Member's Equity
Equity
Members' Equity	-	53,400	-	642,311	-	259,098	201,558	307,407	-	-
Retained Earnings (Accumulated Deficit)	61,344	(7,734)	(229)	(24,459)	(8,714)	(7,929)	(9,425)	(34,359)	(229)	(229)
Total Equity	61,344	45,666	(229)	617,852	(8,714)	251,169	192,133	273,048	(229)	(229)
Total Member's Equity	61,344	45,666	(229)	617,852	(8,714)	251,169	192,133	273,048	(229)	(229)
Total Liabilities & Members' Equity	$ 1,081,428	$ 265,666	$ (229)	$ 681,052	$ 246,286	$ 481,169	$ 452,133	$ 273,048	$ (229)	$ (229)

Description	Ark7 Properties Advance LLC - Series #NETKE	Ark7 Properties Advance LLC - Series #TPVS2	Eliminating	Total
Assets
Current Assets
Cash and cash equivalents	$ -	$ -	$ -	$ 16,428
Receivables				$ -
Related party receivables	76,231	10,611	(1,714,558)	-
Prepaid expenses	1,235	1,401	-	8,569
Total Current Assets	77,467	12,012	(1,714,558)	24,997
Noncurrent Assets
Property, plant, and equipment
Property, plant, and equipment - Cost	244,472	216,929	-	2,308,240
Property, plant, and equipment - Accumulated Depreciation	(2,015)	(7,837)	-	(26,672)
Total Property, plant, and equipment	242,457	209,092	-	2,281,568
Total Noncurrent Assets	242,457	209,092	-	2,281,568
Total Assets	319,924	221,105	(1,714,558)	2,306,565

Liabilities & Members' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	-	-	-	11,631
Current portion of mortgage payable	-	-	-	-
Related party payables	40,000	-	(1,714,558)	358,895
Other liabilities, current	1,450	4,400	-	9,050
Total Current Liabilities	41,450	4,400	(1,714,558)	379,576
Noncurrent Liabilities
Mortgage payable	-	-	-	-
Total Noncurrent Liabilities	-	-	-	-
Total Liabilities	41,450	4,400	(1,714,558)	379,576

Member's Equity
Equity
Members' Equity	282,489	258,443	-	2,004,706
Retained Earnings (Accumulated Deficit)	(4,015)	(41,739)	-	(77,717)
Total Equity	278,474	216,705	-	1,926,989
Total Member's Equity	278,474	216,705	-	1,926,989
Total Liabilities & Members' Equity	$ 319,924	$ 221,105	$ (1,714,558)	$ 2,306,565

Ark7 Properties Advance LLC

Consolidated and consolidating Statement of Income

For the year ended December 31, 2024

Description	Ark7 Properties Advance LLC	Ark7 Properties Advance LLC - Series #6MWZZ	Ark7 Properties Advance LLC - Series #8S8XK	Ark7 Properties Advance LLC - Series #BULMO	Ark7 Properties Advance LLC - Series #DJGLA	Ark7 Properties Advance LLC - Series #ESMYO	Ark7 Properties Advance LLC - Series #HEEMV	Ark7 Properties Advance LLC - Series #ICBTL	Ark7 Properties Advance LLC - Series #IDUG0	Ark7 Properties Advance LLC - Series #LOZV7
Net Income (Loss)
Gross Profit (Loss)
Rental Income	$ -	$ -	$ -	$ 9,600	$ 2,764	$ 87	$ 2,822	$ 6,654	$ -	$ -
Other rental fees	-	-	-	-	-	-	-	-	-	-
Total Gross Profit (Loss)	-	-	-	9,600	2,764	87	2,822	6,654	-	-
Operating Expenses
General and administrative expenses	8,192	229	229	935	2,096	316	2,516	28,730	229	229
Depreciation and amortization expenses	-	1,503	-	6,808	1,926	1,519	1,965	3,100	-	-
Property tax and state fee	300	879	-	7,571	679	825	857	438	-	-
Total Operating Expenses	8,492	2,611	229	15,314	4,701	2,660	5,337	32,268	229	229
Operating Income (Loss)	(8,492)	(2,611)	(229)	(5,714)	(1,937)	(2,573)	(2,515)	(25,614)	(229)	(229)
Other Income (Loss)
Interest income, related party	70,286	-	-	-	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-	-	-	-	-
Interest expense, related party	-	(5,123)	-	(18,745)	(6,777)	(5,356)	(6,910)	(8,745)	-	-
Other income (expense)	-	-	-	-	-	-	-	-	-	-
Total Other Income (Loss)	70,286	(5,123)	-	(18,745)	(6,777)	(5,356)	(6,910)	(8,745)	-	-
Total Net Income (Loss)	$ 61,795	$ (7,734)	$ (229)	$ (24,459)	$ (8,714)	$ (7,929)	$ (9,425)	$ (34,359)	$ (229)	$ (229)

Description	Ark7 Properties Advance LLC - Series #NETKE	Ark7 Properties Advance LLC - Series #TPVS2	Eliminating	Total
Net Income (Loss)
Gross Profit (Loss)
Rental Income	$ 5,875	$ 22,250	$ -	$ 50,052
Other rental fees	-	-	-	-
Total Gross Profit (Loss)	5,875	22,250	-	50,052
Operating Expenses
General and administrative expenses	1,041	30,611	-	75,352
Depreciation and amortization expenses	2,015	6,411	-	25,246
Property tax and state fee	1,562	150	-	13,261
Total Operating Expenses	4,619	37,171	-	113,860
Operating Income (Loss)	1,256	(14,921)	-	(63,807)
Other Income (Loss)
Interest income, related party	-	-	(70,286)	-
Interest expense	-	-	-	-
Interest expense, related party	(5,271)	(13,359)	70,286	0
Other income (expense)	-	-	-	-
Total Other Income (Loss)	(5,271)	(13,359)	-	0
Total Net Income (Loss)	$ (4,015)	$ (28,280)	$ -	$ (63,807)

Ark7 Properties Advance LLC

Consolidated and consolidating Statement of Members' Equity

For the year ended December 31, 2024

Description	Ark7 Properties Advance LLC	Ark7 Properties Advance LLC - Series #6MWZZ	Ark7 Properties Advance LLC - Series #8S8XK	Ark7 Properties Advance LLC - Series #BULMO	Ark7 Properties Advance LLC - Series #DJGLA	Ark7 Properties Advance LLC - Series #ESMYO	Ark7 Properties Advance LLC - Series #HEEMV	Ark7 Properties Advance LLC - Series #ICBTL	Ark7 Properties Advance LLC - Series #IDUG0	Ark7 Properties Advance LLC - Series #LOZV7
Balance at January 01, 2024	$ (451)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Equity Contribution	-	53,400	-	651,000	-	260,000	202,900	312,900	-	-
Net Income (Loss)	61,795	(7,734)	(229)	(24,459)	(8,714)	(7,929)	(9,425)	(34,359)	(229)	(229)
Distribution	-	-	-	(8,689)	-	(902)	(1,342)	(5,493)	-	-
Balance at December 31, 2024	$ 61,344	$ 45,666	$ (229)	$ 617,852	$ (8,714)	$ 251,169	$ 192,133	$ 273,048	$ (229)	$ (229)

Description	Ark7 Properties Advance LLC - Series #NETKE	Ark7 Properties Advance LLC - Series #TPVS2	Eliminating	Total
Balance at January 01, 2024	$ -	$ (13,459)	$ -	$ (13,909)
Equity Contribution	285,200	264,000	-	2,029,400
Net Income (Loss)	(4,015)	(28,280)	-	(63,807)
Distribution	(2,711)	(5,557)	-	(24,694)
Balance at December 31, 2024	$ 278,474	$ 216,705	$ -	$ 1,926,989

Ark7 Properties Advance LLC

Consolidated and consolidating Statement of Cash Flows

For the year ended December 31, 2024

Description	Ark7 Properties Advance LLC	Ark7 Properties Advance LLC - Series #6MWZZ	Ark7 Properties Advance LLC - Series #8S8XK	Ark7 Properties Advance LLC - Series #BULMO	Ark7 Properties Advance LLC - Series #DJGLA	Ark7 Properties Advance LLC - Series #ESMYO	Ark7 Properties Advance LLC - Series #HEEMV	Ark7 Properties Advance LLC - Series #ICBTL	Ark7 Properties Advance LLC - Series #IDUG0	Ark7 Properties Advance LLC - Series #LOZV7
Cash Flows From Operating Activities
Net Income (Loss)	$ 61,795	$ (7,734)	$ (229)	$ (24,459)	$ (8,714)	$ (7,929)	$ (9,425)	$ (34,359)	$ (229)	$ (229)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
Depreciation and amortization	-	1,503	-	6,808	1,926	1,519	1,965	3,100	-	-
Total Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
(Increase) decrease in operating assets, net of effects of businesses acquired
Accounts receivable	500	-	-	-	-	-	-	-	-	-
Related party receivables	-
Prepaid expenses	-	(910)	-	(2,287)	-	(1,507)	(915)	(313)	-	-
Increase (decrease) in operating liabilities, net of effects of businesses acquired
Accounts payable and accrued expenses	(1,412)	-	-	-	-	-	-	-	-	-
Related party payables	(50,132)	174,918	229	6,986	255,168	(27,616)	60,230	(8,089)	229	229
Other liabilities	-	-	-	3,200	-	-	-	-	-	-
Net Cash Provided by (Used in) Operating Activities	10,751	167,777	-	(9,752)	248,380	(35,532)	51,855	(39,661)	-	-
Cash Flows from Investing Activities
Payments received from related party loans and notes receivable
Related party loans and notes receivable issued
Purchase of property, plant, and equipment	-	(221,177)	-	(632,559)	(248,380)	(223,566)	(253,413)	(267,746)	-	-
Cash Flows from Financing Activities
Proceeds from issuance of debt
Payments for debt issuance costs
Repayment of debt
Proceeds from issuance of related party debt
Repayment of related party debt
Proceeds from private offerings	-	53,400	-	651,000	-	260,000	202,900	312,900	-	-
Distributions to partners	-	-	-	(8,689)	-	(902)	(1,342)	(5,493)	-	-
Net Cash Provided by (Used in) Financing Activities	-	53,400	-	642,311	-	259,098	201,558	307,407	-	-
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	10,751	(0)	-	-	-	-	(0)	-	-	-
Cash, Cash Equivalents, and Restricted Cash at January 01, 2024	5,677	-	-	-	-	-	-	-	-	-
Cash, Cash Equivalents, and Restricted Cash at December 31, 2024	16,428	-	-	-	-	-	-	-	-	-

Supplemental Cash Flow information
Cash Paid During the Year for
Interest	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -

Description	Ark7 Properties Advance LLC - Series #NETKE	Ark7 Properties Advance LLC - Series #TPVS2	Eliminating	Total
Cash Flows From Operating Activities
Net Income (Loss)	$ (4,015)	$ (28,280)	$ -	$ (63,807)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
Depreciation and amortization	2,015	6,411	-	25,246
Total Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
(Increase) decrease in operating assets, net of effects of businesses acquired
Accounts receivable	-	-	-	500
Related party receivables				-
Prepaid expenses	(1,235)	(906)	-	(8,074)
Increase (decrease) in operating liabilities, net of effects of businesses acquired
Accounts payable and accrued expenses	-	-	-	(1,412)
Related party payables	(36,231)	(238,755)	-	137,166
Other liabilities	1,450	3,400	-	8,050
Net Cash Provided by (Used in) Operating Activities	(38,017)	(258,131)	-	97,669
Cash Flows from Investing Activities
Payments received from related party loans and notes receivable
Related party loans and notes receivable issued
Purchase of property, plant, and equipment	(244,472)	(313)	-	(2,091,624)
Cash Flows from Financing Activities
Proceeds from issuance of debt				-
Payments for debt issuance costs
Repayment of debt
Proceeds from issuance of related party debt
Repayment of related party debt				-
Proceeds from private offerings	285,200	264,000	-	2,029,400
Distributions to partners	(2,711)	(5,557)	-	(24,694)
Net Cash Provided by (Used in) Financing Activities	282,489	258,443	-	2,004,706
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	(0)	-		10,751
Cash, Cash Equivalents, and Restricted Cash at January 01, 2024	-	-	-	5,677
Cash, Cash Equivalents, and Restricted Cash at December 31, 2024	-	-	-	16,428

Supplemental Cash Flow information
Cash Paid During the Year for
Interest	$ -	$ -	$ -	$ -

ARK7 PROPERTIES ADVANCE LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Information

Ark7 Properties Advance LLC (the "APAL") is a single-member Delaware limited liability company wholly owned by Ark7 Inc. (the "Parent Company"). The APAL was formed on October 12, 2023, in accordance with the Limited Liability Company Act (LLCA) of the state of Delaware. The APAL has registered 12 Series Delaware limited liability companies (the "Series Companies"), each of which will be used as an investment vehicle that intends to enable investors to own fractional ownership of a specific rental property. This lowers the cost of entry and minimizes the time commitment for real estate investing. An investment in the APAL entitles the investor to the potential economic benefits normally associated with direct property ownership while requiring no investor involvement in asset or property management.

Series	Carrier	Property Address	Registration Date
TPVS2	Chicago-C4	20 N State St, Unit 307, Chicago, IL 60602	October 12, 2023
ESMYO	DFW-S16	177 E Sweden St, Walnut Springs, TX 76690	July 26, 2024
6MWZZ	DFW-S17	116 W Sweden St, Walnut Springs, TX 76690	July 26, 2024
ICBTL	Atlanta-C8	215 Piedmont Ave NE, Unit 1503, Atlanta, GA 30308	July 30, 2024
NETKE	Atlanta-T5	1986 Old Dogwood, Jonesboro, GA 30238	July 30, 2024
BULMO	SoCal-S18	27308 Barre Dr, Menifee, CA 92584	July 30, 2024
DJGLA	Atlanta-C10	215 Piedmont Ave NE, #902, Atlanta, GA 30308	August 30, 2024
HEEMV	Atlanta-C9	215 Piedmont Ave NE, #609, Atlanta, GA 30308	August 30, 2024
8S8XK	N/A	N/A	December 18, 2024
IDUG0	N/A	N/A	December 18, 2024
LOZV7	N/A	N/A	December 18, 2024
9WWAJ	N/A	N/A	February 5, 2025

Management's Plan and Going Concerns

The accompanying consolidated and consolidating financial statements have been prepared under the assumption that APAL will continue as a going concern. While APAL has faced operating losses and has not yet reached a level of revenue sufficient to cover its operating costs, management has successfully secured approximately $2 million in new capital. This infusion of capital has significantly strengthened the Company's position, removing prior concerns about its ability to continue operations over the next 12 months.

Although recurring operational challenges remain, management is focused on addressing these with a proactive approach. The Company recognizes that achieving long-term financial stability requires strategic improvements in operational performance, and it is fully committed to executing plans that will lead to sustained profitability. The accompanying financial statements have been prepared without adjustments based on these ongoing efforts, which are aimed at ensuring the Company's long-term success. As of December 31, 2024 and 2023, APAL's accumulated deficit amounted to $77,717 and $13,909, respectively.

These conditions highlight certain challenges that may create uncertainty regarding APAL's ability to continue as a going concern. However, the company is actively addressing these factors and is well-positioned to overcome them. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Statement of compliance

The accompanying consolidated and consolidating financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated and consolidating financial statements include the accounts of the APAL and its Series Companies. All intercompany balances and transactions are eliminated in consolidation.

These consolidated and consolidating financial statements have been prepared under the historical cost convention, except for evaluating specific financial instruments carried at fair value.

Method of accounting

The consolidated and consolidating financial statement of the APAL is prepared on the accrual basis of accounting. It includes only those assets, liabilities, and results of operations that relate to the business of the APAL.

Use of estimates and assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. To the extent that there are material differences between these estimates and actual results, the APAL's financial condition or operating results will be materially affected. The APAL bases its estimates on past experience and other assumptions that the APAL believes are reasonable under the circumstances, and the APAL evaluates those estimates on an ongoing basis.

Functional and presentation currency

Items included in the APAL's consolidated financial statements are estimated using the currency that best reflects the economic substance of the underlying events and circumstances related to the APAL (the "functional currency"). The functional and presentation currency of the accompanying financial statements is US Dollars (the "USD").

Revenue recognition

Rental income is reported on a straight-line basis over the terms of the respective leases. The property rental income for the year ended December 31, 2024 and 2023 was $50,052 and $0, respectively.

The concentration of credit risk

Financial instruments potentially subject the APAL to the concentration of credit risk, primarily cash and tenant receivables. The APAL places its cash with financial institutions, and its balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At various times, the APAL had a cash balance over the insured amount.

Fair value measurements

FASB ASC 820, "Fair Value Measurements" defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on the exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available.

Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the APAL. Unobservable inputs are inputs that reflect the APAL's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

Level 1 - Inputs are quoted prices in active markets for identical assets or liabilities that the APAL has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

Level 2 - Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the APAL approximate fair value due to their either relatively short maturities and/or consistency with current market rates.

Property, plant, and equipment

Land is carried at cost. Building, leasehold improvements, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. The building, furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the terms of the related leases. Repairs and maintenance are expensed when incurred.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset or group of assets. If estimated future undiscounted net cash flows are less than the carrying amount of the asset or group of assets, the asset is considered impaired and an expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value. Fair value is generally determined from estimated discounted future net cash flows (for assets held for use) or net realizable value (for assets held for sale). For the year ended December 31, 2024 and 2023, the APAL has not recognized any impairment losses.

Property, plant and equipment consist of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Buildings and improvements	$ 1,852,592	$ 174,917
Furniture and fixtures	$ 313	$ -
Land	$ 455,336	$ 41,700
Property, plant, and equipment, gross	2,308,240	216,617
Less: Buildings and improvements - Accumulated Depreciation	(26,634)	(1,426)
Furniture and fixtures - Accumulated Depreciation	(39)	-
Property, plant, and equipment	$ 2,281,568	$ 215,190

Estimated useful life for buildings and improvements is 27.5 years.

Depreciation expenses for the year ended December 31, 2024 and 2023 was $25,246 and $1,426, respectively.

Lease accounting

According to the recently adopted Accounting Standards Updated ("ASU") No. 2016-02, Leases (Topic 842) ("ASU 2016- 02" or "ASC 842"), the APAL determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets and current and non-current lease liabilities, as applicable. As of December 31, 2024 and 2023, the APAL had no long-term leases.

Income taxes

The APAL is taxed as a Limited Liability Company (LLC). Under these provisions, the APAL does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the APAL's taxable income.

Each series will be taxed as a C-corporation, with the profits taxed at the series level, independent of distributions to investors. For this offering of series interests to investors, each series will be taxed as a C-corporation, with the profits taxed at the series level, independent of distributions to investors. This means that the Series will owe corporate income tax on its profits and will report these profits and losses for tax purposes at the corporate level. The Series will distribute dividends to investors from the net profits after taxes, subject to our Managing Member's discretion regarding the retention of funds for future working capital needs. Consequently, investors may receive dividend distributions when profits are realized and taxes are paid at the corporate level, which could be independent of the actual cash distributions made to investors.

NOTE 2: PROPERTY MANAGEMENT RESERVES

Multiple Series Companies have allocated funds to establish property management reserves. These funds are designed to mitigate future financial uncertainties associated with property-related expenses, including maintenance, repairs, enhancements, or unanticipated costs. The aim is to maintain the properties in satisfactory condition, prevent financial strain, and preclude the necessity for immediate supplementary contributions from investors or owners due to substantial, unexpected expenses.

As of December 31, 2024 and 2023, the balance of the property management reserve was $0 and $0, respectively, and is included in cash and cash equivalents on the accompanying balance sheet.

NOTE 3: TRANSACTIONS WITH RELATED PARTIES

Due to affiliates

The Parent Company pays for the APAL for covering property acquisition and administrative costs. The loan has been structured as payable to the Parent Company from the APAL. These advances are non-interest bearing and are due on demand. The outstanding balance due to the affiliate as of December 31, 2024 and 2023 was $358,895 and $221,729, respectively, and is included in the related party payable section on the accompanying balance sheet.

Property sourcing fee and offering expenses reimbursement

Pursuant to the Operating Agreement the Asset Manager, as consideration for assisting in the sourcing of the Underlying Asset of a Series, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% (of the maximum offering amount) Sourcing Fee. The sourcing fee is in connection with the search and negotiation of the property purchase as set forth in the Certificate of Designations for the Series.

The Parent Company assigns offering expenses to each series, which are then set as part of each series' intended Use of Proceeds. The parent company will be reimbursed a fixed amount for each series for offering expenses.

Series #ICBTL

The property sourcing fee and offering expenses incurred in the year ended December 31, 2024 and 2023 was $9,300 and $15,700, respectively, and in December 31, 2023 was $0 and $0, respectively.

Series #TPVS2

The property sourcing fee and offering expenses incurred in the year ended December 31, 2024 and 2023 was $7,920 and $14,320, respectively, and in December 31, 2023 was $0 and $229, respectively.

Asset management fee

For services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Series #6MWZZ

The Series #6MWZZ has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #6MWZZ and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #6MWZZ together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2024 and 2023, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2024 and 2023, was $0 and $0, respectively.

Series #8S8XK

The Series #8S8XK has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #8S8XK and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #8S8XK together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2024 and 2023, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2024 and 2023, was $0 and $0, respectively.

Series #BULMO

The Series #BULMO has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #BULMO and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #BULMO together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2024 and 2023, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2024 and 2023, was $0 and $0, respectively.

Series #DJGLA

The Series #DJGLA has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #DJGLA and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #DJGLA together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2024 and 2023, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2024 and 2023, was $0 and $0, respectively.

Series #ESMYO

The Series #ESMYO has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #ESMYO and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #ESMYO together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2024 and 2023, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2024 and 2023, was $87 and $0, respectively.

Series #HEEMV

The Series #HEEMV has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #HEEMV and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #HEEMV together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2024 and 2023, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2024 and 2023, was $0 and $0, respectively.

Series #ICBTL

The Series #ICBTL has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #ICBTL and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #ICBTL together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2024 and 2023, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2024 and 2023, was $0 and $0, respectively.

Series #IDUG0

The Series #IDUG0 has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #IDUG0 and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #IDUG0 together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2024 and 2023, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2024 and 2023, was $0 and $0, respectively.

Series #LOZV7

The Series #LOZV7 has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #LOZV7 and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #LOZV7 together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2024 and 2023, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2024 and 2023, was $0 and $0, respectively.

Series #NETKE

The Series #NETKE has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #NETKE and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #NETKE together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2024 and 2023, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2024 and 2023, was $0 and $0, respectively.

Series #TPVS2

The Series #TPVS2 has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #TPVS2 and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #TPVS2 together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion ("Operating Expenses Reimbursement Obligation"). As of December 31, 2024 and 2023, the prepaid Asset Management Fee was $0 and $0, respectively. Asset Management Fee for the year ended December 31, 2024 and 2023, was $749 and $0, respectively.

NOTE 4: SUBSEQUENT EVENTS

Following are the material subsequent events that took place between January 1, 2025 through June 2, 2025 (date of report):

Property Acquisition

  Ark7 Properties Advance LLC - Series #8S8XK acquired a property located at 202 Henderson St, Bonham, TX 75418. The transaction for this purchase was completed on Jan 9, 2025, with a sale price of $212,550.
  Ark7 Properties Advance LLC - Series #IDUG0 acquired a property located at 204 Henderson St, Bonham, TX 75418. The transaction for this purchase was completed on Jan 9, 2025, with a sale price of $212,550.
  Ark7 Properties Advance LLC - Series #LOZV7 acquired a property located at 208 Henderson St, Bonham, TX 75418. The transaction for this purchase was completed on Jan 9, 2025, with a sale price of $212,550.

NOTE 5: APPROVAL OF CONSOLIDATED FINANCIAL STATEMENTS

The consolidated and consolidating financial statements have been approved by the management of the APAL and authorized for issue on June 2, 2025.

EXHIBIT INDEX

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Certificate of Formation of Ark7 Properties Advance LLC*
2.2	Operating Agreement of Ark7 Properties Advance LLC*
3.1	Series #TPVS2 Series Designation*
3.2	Series #ICBTL Series Designation*
3.3	Series #BULMO Series Designation*
3.4	Series #NETKE Series Designation*
3.5	Series #HEEMV Series Designation*
3.6	Series #DJGLA Series Designation*
3.7	Series #ESMYO Series Designation*
3.8	Series #6MWZZ Series Designation*
3.9	Series #8S8XK Series Designation*
3.10	Series #IDUG0 Series Designation*
3.11	Series #LOZV7 Series Designation*
3.12	Series #9WWAJ Series Designation*
3.13	Series #JVI51 Series Designation*
3.14	Series #UZMTK Series Designation*
4.1	Form of Series #[______] Subscription Agreement*
6.1	Form of Lease Agreement*
6.2	Real Estate Purchase Agreement dated October 13, 2023 between Seller and Series #TPVS2*
6.3	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #TPVS2*
6.4	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #TPVS2*
6.5	Real Estate Purchase Agreement dated August 09, 2024 between Seller and Series #ICBTL*
6.6	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #ICBTL*
6.7	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #ICBTL*
6.8	Real Estate Purchase Agreement dated August 19, 2024 between Seller and Series #BULMO*
6.9	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #BULMO*
6.10	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #BULMO*
6.11	Real Estate Purchase Agreement dated September 20, 2024 between Seller and Series #NETKE*
6.12	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #NETKE*
6.13	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #NETKE*
6.14	Real Estate Purchase Agreement dated September 26, 2024 between Seller and Series #HEEMV*
6.15	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #HEEMV*
6.16	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #HEEMV*
6.17	Real Estate Purchase Agreement dated September 26, 2024 between Seller and Series #DJGLA*
6.18	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #DJGLA*
6.19	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #DJGLA*
6.20	Real Estate Purchase Agreement dated October 08, 2024 between Seller and Series #ESMYO*
6.21	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #ESMYO*
6.22	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #ESMYO*
6.23	Real Estate Purchase Agreement dated October 08, 2024 between Seller and Series #6MWZZ*
6.24	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #6MWZZ*
6.25	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #6MWZZ*
6.26	Real Estate Purchase Agreement dated January 09, 2025 between Seller and Series #8S8XK*
6.27	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #8S8XK*
6.28	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #8S8XK*
6.29	Real Estate Purchase Agreement dated January 09, 2025 between Seller and Series #IDUG0*
6.30	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #IDUG0*
6.31	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #IDUG0*
6.32	Real Estate Purchase Agreement dated January 09, 2025 between Seller and Series #LOZV7*
6.33	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #LOZV7*
6.34	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #LOZV7*
6.35	Real Estate Purchase Agreement dated February 28, 2025 between Seller and Series #9WWAJ*
6.36	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #9WWAJ*
6.37	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #9WWAJ*
6.38	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #JVI51*
6.39	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #JVI51*
6.40	Real Estate Purchase Agreement dated July 30, 2025 between Seller and Series #JVI51*
6.41	Asset Management Agreement between Ark7 and Ark7 Properties Advance LLC - Series #UZMTK*
6.42	Inter-company Loan Agreement between Ark7 Properties Advance LLC and Series #UZMTK*
6.43	Real Estate Purchase Agreement dated August 11, 2025 between Seller and Series #UZMTK*
9.1	Letter regarding change in accountant from Flex Tax and Consulting Group dated June 6th, 2025*
11.1	Accountants Consent

____________________

* Previously Filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in State of California, on May 22, 2026.

Ark7 Properties Advance LLC a Delaware series limited liability company

By	/s/ Ark7 Inc., a Delaware corporation
Its: Managing Member

	By:	/s/ Yizhen Zhao
	Name:	Yizhen Zhao
	Title:	President

This Annual Report has been signed by the following persons in the capacities and on the dates indicated.

Ark7 Properties Advance LLC a Delaware series liability company

By	/s/ Ark7 Inc., a Delaware corporation
Its: Managing Member

	By:	/s/ Yizhen Zhao
	Name:	Yizhen Zhao
	Title:	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Ark7 Inc., Managing Member of Ark7 Properties Advance LLC
	Date:	May 22, 2026